Exhibit 10.3

EXECUTION VERSION

TERM LOAN AND SECURITY AGREEMENT

by and among

OXFORD FINANCE LLC,
as Agent

FINANCIAL INSTITUTIONS FROM TIME TO TIME A PARTY HERETO,
as Lenders

and

CHP FRIENDSWOOD SNF, LLC,

as Borrower

and

THE OTHER CREDIT PARTIES

Dated as of October 6, 2015

EXECUTION VERSION

8.2	Organization Matters; Collateral Locations	38
8.3	Power and Authority; Conflicts; Enforceability	39
8.4	Schedules	39
8.5	Compliance with Laws; Permits; Anti-Terrorism Laws	39
8.6	Environmental Matters	40
8.7	Pending Litigation	40
8.8	Regulatory Matters	41
8.9	Disclosure	44
8.10	Security Interest	44
8.11	Updates of Representations	45
8.12	Deposit Accounts	45

SECTION 9.	AFFIRMATIVE COVENANTS	45

9.1	Maintenance of Financial Records; Inspections	45
9.2	Further Assurances	45
9.3	Insurance and Condemnation	46
9.4	Payment of Taxes	49
9.5	Compliance with Laws	50
9.6	Notices Concerning Environmental, Employee Benefit, Pension Matters and Healthcare Matters	50
9.7	Collateral Reporting; Billing and Collection System	51
9.8	Financial Reporting	52
9.9	Audits	53
9.10	Business Qualification	54
9.11	Hazardous Materials; Remediation	54
9.12	Use of Proceeds	54
9.13	Tax Returns and Reports	54
9.14	Material Adverse Developments	54
9.15	Borrower Changes	55
9.16	Business Conducted	55
9.17	Healthcare Operations	55
9.18	Additional Pledgors	57
9.19	Operator Financing	57
9.20	Syndications	57
9.21	Maintenance of Existence; Single Purpose Entity Requirements	58

SECTION 10.	FINANCIAL COVENANTS	59

10.1	Fixed Charge Coverage Ratio	59
10.2	Debt Service Coverage Ratio	59

SECTION 11.	NEGATIVE COVENANTS	59

11.1	Liens and Encumbrances	59
11.2	Indebtedness	59
11.3	Sale of Assets	59
11.4	Corporate Change	59
11.5	Guaranty Obligations	60
11.6	Dividends and Distributions	60

11.7	Investments	60
11.8	Related Party Transactions	60
11.9	Restricted Payments	61
11.10	Manager; Management Agreements	61
11.11	Operating Leases	61
11.12	Prohibited Uses of Proceeds	61
11.13	Compliance with Anti-Terrorism Laws	62
11.14	Borrower’s Statements	62
11.15	Limitation on Sale and Leaseback Transactions	62

SECTION 12.	EVENTS OF DEFAULT AND REMEDIES	62

12.1	Events of Default	62
12.2	Remedies With Respect to Outstanding Loans	65
12.3	Remedies with Respect to Collateral	65
12.4	Application of Proceeds	66
12.5	General Indemnity	66
12.6	Authority	67

SECTION 13.	AGENCY	67

13.1	Appointment of Agent; Powers	67
13.2	Delegation of Agent’s Duties	67
13.3	Disclaimer of Agent’s Liabilities	67
13.4	Reliance and Action by Agent	68
13.5	Events of Default	68
13.6	Lenders’ Due Diligence	69
13.7	Right to Indemnification	69
13.8	Other Transactions	69
13.9	Resignation of Agent	69
13.10	Copies of Statements and Financial Information	70
13.11	Payments of Principal, Interest and Fees	70
13.12	Privacy Laws	70

SECTION 14.	MISCELLANEOUS	70

14.1	Termination	70
14.2	Waivers	71
14.3	Entire Agreement; Control	71
14.4	Usury Limit	71
14.5	Severability	71
14.6	WAIVER OF JURY TRIAL; SERVICE OF PROCESS; CONSEQUENTIAL DAMAGES	71
14.7	Notices	72
14.8	CHOICE OF LAW; VENUE	73
14.9	Publications	74
14.10	Counterparts; Effectiveness of Facsimile Documents and Signatures	74
14.11	Assignments; Participations	74
14.12	Sharing of Liabilities	77
14.13	Exercise of Setoff Rights	78

14.14	Confidentiality	78
14.15	Amendments; Agent’s Discretionary Rights	79
14.16	Deemed Consent	80

SECTION 15.	Inter-Borrower Provisions; Joint and Several Liability.	80

15.1	Joint and Several Liability	80
15.2	Subrogation and Contribution Rights	81
15.3	Certain Borrower Acknowledgments and Agreements	81
15.4	Maximum Amount of Joint and Several Liability	82
15.5	Authorization of Borrower Representative by Borrowers	82

SECTION 16.	Releases; Indemnities	83

EXHIBITS

Exhibit A	—	Form of Assignment and Transfer Agreement
Exhibit B	—	Form of Term Loan Promissory Note
Exhibit C	—	Form of Closing Checklist
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Single Purpose Entity Requirements

SCHEDULES

Schedule 4.2(e)	—	Term Loan Payments
Schedule 8.2	—	Information Certificate
Schedule 8.6	—	Environmental Matters
Schedule 8.7	—	Proceedings
Schedule 8.8	—	Regulatory Matters
Schedule 9.2	—	Post Closing Matters

EXECUTION VERSION

TERM LOAN AND SECURITY AGREEMENT

THIS TERM LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified or otherwise supplemented from time to time, this “Agreement”) is dated as of October 6, 2015 by and among OXFORD FINANCE LLC, a Delaware limited liability company (“Oxford”), each other financial institution from time to time party hereto pursuant to Section 14.11(a) hereof (with Oxford, collectively “Lenders” and each a “Lender”), and Oxford, as Agent for the Lenders, and CHP FRIENDSWOOD SNF, LLC, a Delaware limited liability company and such other Persons joined hereto as Borrowers from time to time (together with each of their successors and assigns, individually and collectively, “Borrower”).

SECTION 1.

DEFINITIONS

1.1           Defined Terms. As used in this Agreement:

Account Debtor shall mean “account debtor,” as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

Accounts shall mean collectively (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Loan Documents in respect of the foregoing, (d) all information and data compiled or derived by Borrower or to which Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

Adjusted EBITDA means, for any period of Operator, the sum of (i) Net Income for such period plus (ii) amounts deducted in the calculation of such Net Income for (A) Interest Expense, (B) charges against income for foreign, Federal, state and local taxes and (C) depreciation and amortization, all determined on a consolidated basis for Operator and their Subsidiaries in accordance with GAAP.

Adjusted EBITDAR means, for any period, Adjusted EBITDA, plus rent expense deducted in the calculation of Net Income, all determined for Operator in accordance with GAAP. Net Income shall be further reduced to the extent not already deducted in the determination of Adjusted EBITDA, by (i) Capital Expenditures of $350 per bed per annum, (ii) a management fee equal to five percent (5%) of net revenues per annum, and (iii) the greater of (A) actual bad debt expense in accordance with GAAP, and (B) one percent (1%) of gross revenues for the applicable period.

Affiliate shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, neither the Agent nor any Lender shall be deemed to be an Affiliate of any Credit Party or any Affiliate thereof.

Agent shall mean Oxford, in its capacity as administrative agent for itself as a Lender and for other Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors of Oxford in such capacity.

Agent’s Bank Account shall mean Agent’s bank account at Bank of America, N.A. (or its successor) located at 1655 Grant Street, Concord, CA 94520 or such other bank account designated by Agent in writing to Borrower Representative.

Agreement shall have the meaning given to such term in the introductory clause hereto.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

Approved Fund means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

Assignment and Transfer Agreement shall mean the Assignment and Transfer Agreement in the form of Exhibit A attached hereto.

Authorized Officer shall mean any officer, manager or member of Borrower Representative authorized by specific resolution of Borrower to request the Term Loan as set forth in Borrower’s resolutions delivered to Agent on the Closing Date (and updated from time to time as necessary).

Blocked Person shall mean any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

Borrower shall have the meaning given to such term in the introductory clause hereto.

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Borrower Representative shall mean, in the event there is more than one Borrower hereunder, CHP Friendswood SNF, LLC, in its capacity as the borrowing agent for itself and the other Borrowers that may become a party under this Agreement.

Borrower’s Loan Account shall mean the account on Agent’s books in the name of Borrower Representative on behalf of Borrower that is maintained at a bank acceptable to Agent, in which Borrower will be charged with all Obligations when due or incurred by Agent or any Lender.

Business Day shall mean any day except a Saturday, Sunday or other day on which Agent is closed.

Capital Expenditures shall mean, for any period, the aggregate expenditures of Borrower or Operator, as applicable, during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected on Consolidated Financial Statements of Borrower.

Capital Improvement Reserve Amount means $52,500.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP is accounted for as a capital lease or a Capital Expenditure on any Consolidated Financial Statements.

Casualty Proceeds shall mean (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral, and (b) payments received on account of any condemnation or other governmental taking of any of the Collateral.

CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

Change of Control means any of the following: (a) the failure of Summit Health REIT, Inc. to remain actively engaged in the management of Borrower, (b) except as provided herein, the failure of Cornerstone Healthcare Holdings 1, LLC and Healthcare Real Estate Holdings, LLC, to beneficially own directly 100% of the issued and outstanding Equity Interests in Borrower, or (c) except as provided herein, the sale, assignment or other transfer of the presently held (directly or indirectly) Equity Interests in Borrower (collectively, the “Current Equityholders”).

Citation shall mean any operational or physical plant deficiency with respect to any Healthcare Facility, of which Borrower or Operator is notified in writing by any governmental body, governmental agency or Medicare intermediary having regulatory oversight of such Healthcare Facility or the operations of Borrower and/or Operator at such Healthcare Facility, and with respect to which the reasonably anticipated penalty for such deficiency is a loss of licensure, decertification of such Healthcare Facility from participation in Medicare and Medicaid, the appointment of a temporary manager for such Healthcare Facility, the denial of payment for new admissions to such Healthcare Facility, the initiation of state monitoring of such Healthcare Facility, or the closure of such Healthcare Facility.

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Closing Date shall mean the date on which this Agreement is executed by Borrower, Agent and the Lenders that initially are parties hereto, and delivered to Agent.

CMS shall mean the Centers for Medicare and Medicaid Services.

Code shall mean the Internal Revenue Code of 1986, as amended.

Collateral shall have the meaning assigned to such term in Section 7.1.

Collateral Assignment of Material Agreements shall mean that certain Collateral Assignment of Material Agreements dated as of the Closing Date by and among Agent, for the benefit of the Lenders, and Borrower, as the same may from time to time be amended, restated, supplemented or otherwise modified.

Collateral Assignment of Permits and Approvals shall mean that certain Collateral Assignment of Permits and Approvals dated as of the Closing Date by and among Agent, for the benefit of the Lenders, and Borrower, as the same may from time to time be amended, restated, supplemented or otherwise modified.

Commercial Depository Account means a Deposit Account at such bank as is acceptable to Agent, to which rental payments due to the Borrower under the Operating Lease are sent.

Compliance Certificate shall mean a certificate substantially in the form of Exhibit D.

CON shall mean any certificate of need or similar license which determines that there is a need for a healthcare facility at a particular location or within a certain geographic region.

Consolidated Financial Statements shall mean, with respect to the Borrower: (i) a balance sheet, eliminating all intercompany transactions and prepared in accordance with GAAP; (ii) income statement; and (iii) cash flow statement.

Contingent Liability shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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Copyrights shall mean all of Borrower’s present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangibles, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

Credit Parties shall mean Borrower and Guarantors and their respective successors and permitted assigns.

Debt Service shall mean all debt service (principal, interest and recurring charges or fees) due and payable by Borrower and its Subsidiaries under this Agreement and any Subordinated Debt.

Debt Service Coverage Ratio shall mean, for any period, the quotient (expressed as a ratio) obtained by dividing (a) Adjusted EBITDAR of Operator for such period, to (b) all of the Debt Service for such period.

Debt Service Reserve Amount means $50,596.50.

Debtor Relief Laws shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

Defaulting Lender shall mean, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make the Term Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Loan Document.

Default Rate of Interest shall mean a rate of interest equal to five percent (5%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 6.1 and Section 6.2 of this Agreement, which Agent and the Lenders shall be entitled to charge Borrower in the manner set forth in Section 6.2 of this Agreement.

Deposit Account shall mean a “deposit account” (as defined in Article 9 of the UCC), investment account or other account in which funds are held or invested for credit to or for the benefit of Borrower, including without limitation each bank account (and the related lockbox, if any) that is established by Agent or Borrower pursuant to the terms and provisions of this Agreement.

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Depository Agreements means those certain Depository Agreements entered into in connection with this Agreement among Borrower, Agent and a bank or financial institution, relating to the Commercial Depository Account.

Derivative Obligations shall mean every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

Distribution shall mean (a) dividends (excluding all declared but unpaid and accumulated dividends) or other distributions on Equity Interests of Borrower, (b) the redemption, repurchase or acquisition of such Equity Interests or of warrants, rights or other options to purchase such Equity Interest, and (c) loans made to any shareholders, members, partners, officers, directors, employees and/or Affiliates of Borrower (other than advances permitted by Section 11.9(b)(iii)).

Documents of Title shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or non-negotiable, together with all Inventory and other Goods relating thereto, and all Proceeds of any of the foregoing.

Dollars, dollars or $ refers to lawful money of the United States of America.

Early Maturity Date shall mean a date prior to the Maturity Date on which Borrower or Agent terminates this Agreement or accelerates the Term Loan in accordance with this Agreement.

Earn Out shall have the meaning given to such term in Section 4.2(c) of this Agreement.

Earn Out Period shall have the meaning given to such term in Section 4.2(c) of this Agreement.

Eligible Assignee shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, (x) “Eligible Assignee” shall not include any Credit Party or Operator or any of a Credit Party’s or Operator’s Affiliates and (y) no proposed assignee intending to assume any unfunded portion of the Term Loan shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Term Loan or has been approved as an Eligible Assignee by Agent.

Environmental Laws shall mean any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean up statutes and all regulations adopted by any local, state, federal or other Government Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or cleanup that apply to Borrower and/or Operator and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §   9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §   6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §   1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §   5101 et seq.), the Clean Air Act (42 U.S.C. §   7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §   136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §   11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §   651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. §   4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

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Equipment shall mean all of Borrower’s present and hereafter acquired equipment (as defined in the UCC) including all machinery, equipment, rolling stock, furnishings and fixtures, leasehold improvements, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all Proceeds of any of the foregoing.

Equity Interests shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

Event(s) of Default shall have the meaning given to such term in Section 12.1 of this Agreement.

Excluded Taxes shall mean, with respect to Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net assets, receipts or income by the United States of America, or by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 6.8(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 6.8(a).

Exit Fee means, (i) at any time prior to or on October 6, 2017, an amount equal to the product obtained by multiplying (a) three-quarters of one percent (.75%) by (b) the principal amount of the Term Loan that has been funded to Borrower at that time, and (ii) at any time after October 6, 2017, an amount equal to the product obtained by multiplying (a) one and one-quarter of one percent (1.25%) by (b) the principal amount of the Term Loan that has been funded to Borrower at that time.

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Federal Funds Rate shall mean, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

Fixed Charge Coverage Ratio shall mean, for any period, the quotient (expressed as a ratio) obtained by dividing (a) the actual lease payments paid by the Operator to the Borrower under the Operating Lease during such period by (b) Fixed Charges of Borrower for such period.

Fixed Charges shall mean, for any period, the sum of (a) all interest obligations (including the interest component of Capital Leases) of Borrower paid or due during such period, (b) the amount of all scheduled fees paid to Agent and the Lenders during such period, (c) the amount of principal repaid or scheduled to be repaid on the Term Loan and other Indebtedness of Borrower during such period, (d) unfinanced Capital Expenditures and any capital expenditures made, if any, but only to the extent any such capital expenditures are not funded from any reserves as required hereunder, as incurred by Borrower during such period, (e) all federal, state and local income tax expenses due and paid (other than real estate taxes) by Borrower during such period and (f) Distributions or dividends paid by Borrower during such period.

Foreign Lender shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, each state thereof and the District of Columbia.

Funded Indebtedness means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations for borrowed money, whether current or long-term and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          all purchase money indebtedness;

(c)          the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)          the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

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(e)          all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);

(f)          obligations under Capital Leases;

(g)          all preferred stock or other Equity Interests providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date;

(h)          “earnouts” and similar payment obligations of such Person, to the extent required by GAAP to be included as a liability on such Person’s balance sheet;

(i)          all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and

(j)          all guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (i) above of another Person.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, as consistently applied.

General Intangibles shall mean all of Borrower’s present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all of Borrower’s present and future right, title and interest in and to: (a) all Trademarks, (b) Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) Permits and franchises, (f) any other forms of intellectual property, (g) all customer lists, telephone lists and directories, choses in action, distribution agreements, license agreements, supply agreements, blueprints, indemnification rights and tax refunds, (h) all monies and claims for monies now or hereafter due and payable in connection with the foregoing, including payments for infringement and royalties arising from any licensing agreement between Borrower and any licensee of any of Borrower’s General Intangibles, (i) payment intangibles, certificates of need, books, records, contracts, contract rights, rights (if any) to or in employee or other pension, retirement or similar plans and any assets thereof (to the extent permitted by applicable Law and subject always to the rights of the beneficiaries thereof), or any portion thereof, including refunds for overpayments, distributions upon termination, reversion of any surplus assets or otherwise, returned and unearned insurance premiums, rights and claims under insurance policies including without limitation, credit insurance and key man life insurance policies, and computer information, software, records and data and (j) all Proceeds of any of the foregoing;

Goods shall mean all present and hereafter acquired “Goods,” as defined in the UCC, and all Proceeds thereof.

Government Authority shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

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Guarantor shall mean each of, and Guarantors shall mean the collective reference to, (i) SUMMIT HEALTHCARE REIT, INC., a Maryland corporation, and (ii) any other future guarantor pursuant to a Guaranty Agreement entered into with respect to all or any part of the Obligations.

Guaranty Agreement shall mean each of, and Guaranty Agreements shall mean the collective reference to, (i) each Guaranty Agreement dated as of the date hereof made by any Guarantor in favor of Agent for the benefit of Agent and Lenders, and (ii) any other guaranty agreement with respect to the Obligations in favor of Agent for the benefit of Agent and Lenders, as the same may from time to time be amended, restated, modified or otherwise supplemented.

Hazardous Materials shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or aboveground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C. §   9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCBs”), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Government Authority. “Hazardous Materials” excludes common office, cleaning, maintenance, and other supplies in sufficient quantities to permit the efficient operation of businesses at the Property and excludes Hazardous Materials as may be generated, used, stored, transported or disposed in connection with the permitted uses of the Property, provided that such supplies are stored, contained and otherwise dealt with in accordance with applicable Environmental Laws.

Hazardous Materials Contamination shall mean contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

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Healthcare Facility or Healthcare Facilities, as applicable, shall mean any facility (a) from which Borrower or Operator provides or furnishes goods or services, including, without limitation, any skilled nursing facility, assisted living facility, independent living facility or similar facility, and (b) owned by Borrower from which any Operator or other Person furnishes goods or services, and includes, without limitation, any business location of Borrower which is subject to any Healthcare Permit, including the healthcare facilities described on and listed in the Information Certificate. “Healthcare Facility” also shall mean the singular reference to each respective portion of the Collateral consisting of the land, improvements and all other real and personal property encumbered by the lien of each respective mortgage, deed of trust, deed to secure debt or similar security document constituting a part of the Loan Documents.

Healthcare Laws shall mean all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse Laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §  1320a-7b(6)), the Stark Law (42 U.S.C. §  1395nn), the civil False Claims Act (31 U.S.C. §  3729 et seq.), (b) TRICARE, (c) HIPAA, (d) Medicare, (e) Medicaid, (f) quality of medical care and accreditation standards and requirements of all applicable state Laws or regulatory bodies, (g) all Laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued, and (h) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (h) as may be amended from time to time.

Healthcare Permit shall mean a Permit (a) issued or required under Healthcare Laws applicable to the business of Borrower or Operator or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of Borrower or Operator, (b) issued by any Person from which Borrower or Operator has, as of the Closing Date, received an accreditation, and/or (c) issued or required under Healthcare Laws applicable to the ownership or operation of a Healthcare Facility.

HIPAA shall mean the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

HIPAA Compliant shall mean that the applicable Person (a) has adopted and implemented policies and procedures, and has trained its personnel, in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA, and (b) is not and would not reasonably be expected to become subject to any Citation (not including routine surveys or reviews conducted by any Government Authority, health plan or other accreditation entity).

HUD/Oxford Refinance shall have the meaning given to such term in Section 6.6 of this Agreement.

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Indebtedness of any Person shall mean, without duplication, (a) all indebtedness for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) obligations with respect to Capital Leases, (c) all obligations to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the Property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all Derivative Obligations of such Person, (g) all Contingent Liabilities, (h) all liabilities of any partnership or joint venture of which such Person is a general partner or joint venturer, and (i) all obligations to make any payment in connection with any warrants or any other Equity Interests including, without limitation, any put, redemption and mandatory dividends, of such Person or any Affiliate thereof.

Indemnified Party shall have the meaning given to such term in Section 12.5 of this Agreement.

Indemnified Taxes shall mean all Taxes other than Excluded Taxes.

Information shall have the meaning provided for in Section 14.14.

Information Certificate is attached hereto as Schedule 8.2.

Insurance Premiums shall have the meaning as set forth in Section 4.4(ii) of this Agreement.

Intellectual Property shall mean, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

Intercreditor Agreement means, any intercreditor agreement entered into between Agent and any Person that extends a loan to Operator, in form and substance satisfactory to Lender, Operator and Operator’s lender.

Interest Expense means, for any period of Operator, the interest expense of Operator, as applicable, for such period payable in connection with the Funded Indebtedness of Operator (including all computed interest on Capital Leases).

Inventory shall mean all of Borrower’s present and hereafter acquired inventory (as defined in the UCC) including all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all Proceeds of any of the foregoing.

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Investment Property shall mean all of Borrower’s present and hereafter acquired “Investment Property,” as defined in the UCC, and all Proceeds thereof.

Laws shall mean any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party or Operator in any particular circumstance. “Laws” includes, without limitation, Healthcare Laws and Environmental Laws.

Lender(s) shall have the meaning given to such term in the introductory clause hereto.

LIBOR Rate means an annual rate equal to, as a reference rate, the greater of (i) the annual rate reported as the London Interbank Offer Rate applicable to thirty (30) day deposits of United States dollars as reported in the Money Rates Section of the Wall Street Journal on the date of determination and (ii) three quarters of one percent (.75%), as determined monthly on the last day of the preceding month. If the Wall Street Journal (or another nationally recognized rate reporting source acceptable to Agent) no longer reports the LIBOR Rate or if such interest rate no longer exists or if the Wall Street Journal no longer publishes the LIBOR Rate or ceases to exist, Agent may in good faith select a replacement interest rate or replacement publication, as the case may be.

Lien shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

Loan Documents shall mean this Agreement, the Promissory Notes, the Guaranty Agreements, the Pledge Agreements, the Mortgage, the Collateral Assignment of Material Agreements, the Collateral Assignment of Permits and Approvals, the other closing documents executed by Borrower or any Guarantor, and any other ancillary loan and/or credit and security agreements executed by Borrower or any Guarantor from time to time in connection with this Agreement, all as may be renewed, amended, restated or supplemented from time to time.

Loan Facility Fee shall mean the fee payable to Agent in accordance with, and pursuant to, the provisions of Section 6.5.

Management Agreement shall have the meaning set forth in Section 11.10 of this Agreement.

Management Fees shall mean those management fees as set forth in each Management Agreement by and between Manager and Borrower.

Manager shall have the meaning set forth in Section 11.10 of this Agreement.

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Material Adverse Effect means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, (a) a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business, properties or prospects of any of the Credit Parties or Operator, (ii) the rights and remedies of Agent or Lenders under any Loan Document, or the ability of any Credit Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of any Loan Document, (iv) the existence, perfection or priority of any security interest granted in any Loan Document, (v) the value of the Real Property or any other material Collateral, (vi) any Credit Party’s or Operator’s ability to accept, admit and/or retain patients or residents, (vii) the rate at which any Third Party Payor reimburses a Credit Party or Operator for goods or services provided by such Credit Party or Operator, (viii) the use or scope of any Healthcare Permits, (ix) the continued participation by any Credit Party or Operator in the Medicaid or Medicare programs or any other Third Party Payor Program at then current rate certifications or levels; (b) any adverse change in the continued payment or collectibility of accounts of the Operator; or (c) the imposition of a fine against or the creation of any liability of any Credit Party or Operator to any Government Authority under any Healthcare Law in excess of $250,000.00.

Maturity Date shall mean October 6, 2019.

Medicaid shall mean, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

Medicare shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §  §   1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

Mortgage shall mean that certain Deed of Trust, Security Agreement – Financing Statement executed by a Credit Party on or about the Closing Date in favor of Agent, for its benefit and the benefit of the Lenders, by which such Credit Party has granted to Agent, as security for the Obligations, a Lien upon the Real Property, together with all mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

Net Income means, with respect to any period, the aggregate of the net income (loss) of Operator for such period, determined in accordance with GAAP. There shall be excluded in computing Net Income (i) any after tax gains (but not losses) attributable to dispositions of assets (other than sales of inventory in the ordinary course of business) and (ii) any after-tax extraordinary gains (but not losses).

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Obligations shall mean: (a) all loans, advances and other extensions of credit made by Agent for the account of the Lenders to Borrower, or to others for Borrower’s account (including the Term Loan); (b) any and all other indebtedness, obligations and liabilities which may be owed by Borrower to Agent or any Lender and arising out of, or incurred in connection with, this Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses and any applicable Prepayment Premium and Exit Fee), whether (i) now in existence or incurred by Borrower from time to time hereafter, (ii) secured by pledge, lien upon or security interest in Borrower’s assets or property or the assets or property of any other person, firm, entity or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) Borrower is liable to Agent or any Lender for such indebtedness as principals, sureties, endorsers, guarantors or otherwise; (c) without duplication, Borrower’s liabilities to Agent under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which Agent, on behalf of the Lenders, may make or issue to others for the account of Borrower pursuant to or in connection with the Loan Documents, including any accommodations extended by Agent with respect to Agent’s acceptance of drafts or Agent’s endorsement of notes or other instruments for Borrower’s account and benefit; and (d) any and all indebtedness, obligations and liabilities incurred by, or imposed on, Agent or any Lender arising out of or under the Loan Documents as a result of environmental claims relating to Borrower’s operations, premises or waste disposal practices or disposal sites.

OFAC shall mean the U.S. Department of Treasury Office of Foreign Assets Control.

OFAC Lists shall mean, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

Operating Lease shall mean (i) that certain Lease dated as of May 1, 2014 by and between Borrower, as lessor, and Operator, as lessee regarding the Healthcare Facility located at 1500 Sunset Drive, Friendswood, Texas 77546 and all amendments thereto and extensions thereof, including any guarantees, all in a form approved by Agent in writing, and (ii) any lease (or sublease) of any Healthcare Facility by Borrower to an Operator approved in writing by the Lender, any ancillary documents pertaining thereto (including any operations transfer agreement or similar agreement governing transfer of the operations for the Healthcare Facility to any Borrower or any Operator) and all amendments thereto and extensions thereof, including any guarantees, all in a form approved by Agent in writing.

Operator shall mean, Friendswood TRS, LLC in its capacity as the operator of the Healthcare Facility known as “Friendship Haven Healthcare & Rehabilitation” that is operated on the Real Property, which is licensed under all applicable Healthcare Laws as the operator of the Healthcare Facility.

Organizational Documents means, (a) with respect to any corporation, the, charter, certificate or articles of incorporation and the bylaws (or equivalent or comparable constituent documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Government Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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Other Collateral shall mean all of Borrower’s: (a) present and hereafter established lockbox, blocked account and other deposit accounts maintained with any bank or financial institution into which the proceeds of Collateral are or may be deposited (including but not limited to, the Deposit Accounts and the Commercial Depository Account); (b) cash and other monies and property in the possession or control of Agent or any Lender (including cash collateral held by Agent pursuant to this Agreement); (c) books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all Proceeds of any of the foregoing.

Other Taxes shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, other than Excluded Taxes.

Out-of-Pocket Expenses shall mean all of Agent’s and the Lender’s present and future costs, fees and expenses incurred in connection with this Agreement and the other Loan Documents, including (a) the cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items; (b) fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) all costs and expenses incurred by Agent in opening and maintaining the Deposit Accounts and any related lockboxes, depositing checks, and receiving and transferring funds (including charges imposed on Agent for “insufficient funds” and the return of deposited checks); (d) note taxes and intangible taxes; (e) all reasonable costs, fees and expenses incurred by Agent and the Lenders in connection with any action taken under Section 9.1 of this Agreement, including reasonable travel, meal and lodging expenses of Agent’s personnel; (f) all costs that Agent may incur to maintain the Required Insurance to the extent Borrower fails to do so as required hereunder, and all reasonable costs, fees and expenses incurred by Agent in connection with the collection of Casualty Proceeds; (g) all reasonable costs, fees, expenses and disbursements of counsel hired by Agent to consummate the transactions contemplated by this Agreement (including the documentation and negotiation of this Agreement, the other Loan Documents and all amendments, supplements and restatements thereto or thereof), and to advise Agent and/or the Lenders as to matters relating to the transactions contemplated hereby; (h) all costs, fees and expenses incurred by Agent and the Lenders in connection with any action taken under Section 12.3 of this Agreement; and (i) without duplication, all costs, fees and expenses incurred by Agent and the Lenders in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and the rights of Agent and the Lenders under this Agreement, including all reasonable fees and disbursements of outside counsel to Agent and the Lenders incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the termination of this Agreement or the commencement of any case with respect to Borrower, any Guarantor or any subsidiary of Borrower (as the case may be) under the United States Bankruptcy Code or any similar statute.

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Owner shall mean Borrower, in its capacity as the owner of the Real Property.

Oxford shall have the meaning given to such term in the introductory clause hereto.

Participation Agreements shall have the meaning given such term in Section 9.5(c) of this Agreement.

Patents shall mean all of Borrower’s present and hereafter acquired patents, patent applications, registrations, all reissues and renewals thereof, all licenses thereof, all inventions and improvements claimed thereunder, all general intangible, intellectual property and other rights of Borrower with respect thereto, and all income, royalties and other Proceeds of the foregoing.

Permits shall mean all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, certificates, franchises, qualifications, accreditations, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted, including, without limitation, Healthcare Permits.

Permitted Distributions shall mean: (a) dividends from a wholly-owned subsidiary of a Borrower to Borrower; and (b) dividends payable solely in Equity Interests of the Borrower; (c) distributions or dividends paid to a Borrower’s shareholder(s) or member(s) solely to the extent and at the times necessary for such shareholder(s) or member(s) to pay its or their respective federal (and, if applicable, state) income taxes arising from such shareholder(s)’ or member(s)’ respective allocable shares of Borrower’s income that are taxable directly to such shareholder(s) or member(s).

Permitted Encumbrances shall mean: (a) all liens existing on the Closing Date on specific items of Equipment and set forth in the Information Certificate; (b) Purchase Money Liens; (c) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and securing amounts not yet due or paid in the ordinary course of business (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by Borrower in accordance with GAAP; (d) deposits made (and the liens thereon) in the ordinary course of business of Borrower (including security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (e) liens arising out of any permissible refinancing, extension, renewal or refunding of any Permitted Indebtedness secured by any lien permitted by any of the foregoing clauses provided that such lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Closing Date or the date such lien was incurred, as applicable; (f) easements (including reciprocal easement agreements and utility agreements), encroachments and any other matters reflected on a title policy delivered to and approved in writing by Agent or in a survey obtained and delivered to and approved in writing by Agent, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded), if applicable, and which in the aggregate do not materially interfere with the occupation, use or enjoyment by Borrower of its business or property so encumbered; (g) liens granted to Agent, for the benefit of the Lenders, by Borrower; (h) Permitted Tax Liens; and (i) liens granted on Property (and the proceeds thereof) acquired under Capital Leases to the extent securing Permitted Indebtedness.

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Permitted Indebtedness shall mean: (a) current unsecured Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under this Agreement; (d) deferred Taxes and other expenses incurred in the ordinary course of business; (e) Subordinated Debt, (f) Permitted Intercompany Loans; (g) other Indebtedness existing on the Closing Date and described on and listed in the Information Certificate and any refinancings, renewals or extensions thereof which do not increase the principal amount thereof; and (h) a loan made by an Affiliate to Borrower, provided (i) Agent consents in writing prior to the making of such loan, (ii) at the request of Agent, such loan is evidenced by a promissory note, the original of which shall be delivered to Agent, and (iii) unless otherwise consented to in writing by the Agent, the promissory note evidencing such loan provides (in form and substance satisfactory to Agent) that the repayment thereof is subordinated to the full and final payment of the Obligations.

Permitted Intercompany Loan shall mean a loan made by Borrower to (i) another Borrower, provided (a) such loan is evidenced by a promissory note, the original of which shall be delivered to Agent, and (b) the promissory note evidencing such loan provides (in form and substance satisfactory to Agent) that the repayment thereof is subordinated to the full and final payment of the Obligations and (ii) an Affiliate, provided (a) Agent consents in writing prior to the making of such loan, and (b) at the request of Agent, such loan is evidenced by a promissory note, the original of which shall be delivered to Agent.

Permitted Investments shall mean:

(a)          direct obligations of, or obligations, the principal of and interest on, which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s or from Moody’s Investors Service, Inc.;

(c)          investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

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(d)          investments in money market mutual funds having portfolio assets in excess of $5,000,000,000, that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and are rated AAA by Standard & Poor’s and AAA by Moody’s Investors Service, Inc.;

(e)          fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)          securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof, and rated at least A by Standard & Poor’s or Moody’s Investors Service, Inc.; and

(g)          with respect to any Person organized or conducting operations outside of the United States, investments denominated in the currency of the jurisdiction in which such Person is organized or conducting business which are similar to the items specified in clauses (a) through (f) above (other than the nationality of the governmental or non-governmental issuer or counterparty involved).

Permitted Tax Liens shall mean liens for Taxes not due and payable and liens for Taxes that Borrower is contesting in good faith, by appropriate proceedings which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves are being maintained by Borrower in accordance with GAAP.

Person shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Government Authority or other entity.

Pledge Agreements means the collective reference to, and Pledge Agreement means each of, the Pledge Agreements dated as of the date hereof executed by each holder of Equity Interests in favor of Agent, for the benefit of Lenders, with respect to all of such holder’s Equity Interests of Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Post Closing Matters shall have the meaning set forth in Section 9.2 of this Agreement.

Prepayment Premium shall mean an amount equal to the product obtained by multiplying (a) the principal amount of the Term Loan prepaid by (i) one and one-half percent (1.50%) if such prepayment occurs, or if the Term Loan is accelerated, on or before April 6, 2017, (ii) one percent (1.0%) if such prepayment occurs, or if the Term Loan is accelerated, after April 6, 2017 but on or prior to the Maturity Date.

Privacy Laws shall have the meaning set forth in Section 13.12 of this Agreement.

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Pro Rata Percentage(s) shall mean, as to each Lender at any time, (a) with respect to such Lender’s Term Loan Commitment, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Term Loan Commitment at such time and the denominator of which is the aggregate amount of all Term Loan Commitments of all Lenders to make the Term Loan at such time (or in the event that such Term Loan Commitments of the Lenders hereunder have terminated, the numerator of which is the principal amount of Term Loan then owed to such Lender hereunder and the denominator of which is the principal amount of the Term Loan then owed to all Lenders hereunder) and (b) with respect to the outstanding Term Loan at any time, a fraction (expressed as a percentage), the numerator of which is the principal amount of the outstanding Term Loan held by such Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Term Loan held by all Lenders at such time.

Proceeding shall mean any actual or threatened civil, equitable or criminal proceeding litigation, action, suit, claim, investigation (governmental or judicial or otherwise), dispute indictment or prosecution, pleading, demand or the imposition of any fine or penalty or similar matter.

Proceeds shall have the meaning given to such term in the UCC, including all Casualty Proceeds.

Promissory Note shall mean, collectively, the note(s) in the form of Exhibit B-1 and Exhibit B-2 attached hereto, delivered by Borrower to a Lender to evidence the Term Loan made by such Lender to Borrower pursuant to this Agreement.

Property shall mean an interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Property Taxes shall have the meaning as set forth in Section 4.4(i) of this Agreement.

Proposal Letter shall mean the Proposal Letter dated August 3, 2015 issued by Agent to, and accepted by, Elizabeth A. Pagliarini, on behalf of Borrower.

Purchase Money Liens shall mean liens on any item of Equipment acquired by Borrower after the date of this Agreement, provided that (a) each such lien shall attach only to the Equipment acquired (and the proceeds thereof), (b) a description of the Equipment so acquired is furnished by Borrower to Agent, and (c) the indebtedness incurred by Borrower in connection with such acquisitions shall not exceed $15,000 in the aggregate in any fiscal year of Borrower.

Real Property shall mean the real property owned by Owner and leased by Operator, which consists of that certain one hundred fifty (150) bed skilled nursing facility known as “Friendship Haven Healthcare & Rehabilitation” located at 1500 Sunset Drive, Friendswood, Texas 77546.

Required Insurance shall have the meaning provided for in Section 9.3(b) of this Agreement.

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Required Lenders shall mean those Lenders holding at least fifty-one percent (51%) of the total Term Loan Commitments. The Term Loan Commitment held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Service Date shall mean the date on which the episode of care commenced or in which goods or the services giving rise to the corresponding Account were rendered or provided.

Subordinated Debt shall mean all Indebtedness of Borrower (and the note(s) evidencing such Indebtedness) that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.

Subordinated Debt Documents means any documents evidencing and/or securing Subordinated Debt, all of which documents must be in form and substance acceptable to Required Lenders in their respective sole discretion. As of the Closing Date, there are no Subordinated Debt Documents.

Subordination Agreement(s) shall mean an intercreditor and/or subordination agreement in form and substance satisfactory to Agent in its sole discretion by and among Borrower, a subordinating creditor and Agent, on behalf of the Lenders, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations and the Liens securing such Subordinated Debt, if any, granted by Borrower to such subordinated creditor are subordinated in any way to the Obligations and the Liens created hereunder and under any other Loan Document.

Subsidiary shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments imposed by any Government Authority.

Term Loan shall mean the term loan in the aggregate principal amount of up to Eight Million One Hundred Thousand and No/100 Dollars ($8,100,000.00) made by the Lenders to Borrower on or about the Closing Date on the terms and conditions set forth in Section 4.2 of this Agreement.

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Term Loan Commitment shall mean, as to each Lender, the amount of the commitment for such Lender to make Term Loan set forth on the signature page to this Agreement or in the Assignment and Transfer Agreement to which such Lender is a party, as such amount may be reduced or increased in accordance with the provisions of Section 14.11(a) or any other applicable provision of this Agreement.

Termination Date shall mean the date that (i) all Obligations have been fully and indefeasibly paid in full and (ii) no commitments or other obligations of any Lender to provide funds to Borrower remain outstanding.

Test Period shall mean the three (3) most recent calendar months then ended (taken as one accounting period).

Third-Party Payor shall mean Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future maintains Third-Party Payor Programs.

Third-Party Payor Programs shall mean all payment and reimbursement programs, sponsored by a Third-Party Payor, in which Borrower or Operator participates.

Total Debt Service means the sum of (i) scheduled or other required payments of principal on Indebtedness of Borrower, and (ii) Interest Expense of Borrower, in each case for such period.

Trademarks shall mean all of Borrower’s present and hereafter acquired trademarks, trademark registrations, recordings, applications, trade names, trade styles, corporate names, business names, service marks, logos and any other designs or sources of business identities, prints and labels (on which any of the foregoing may appear), all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

Transactions shall mean the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents and the borrowing of the Term Loan hereunder.

TRICARE shall mean the program administered pursuant to 10 U.S.C. Section 1071 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of New York.

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1.2           Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including,” when used in any Loan Document, shall be deemed to be followed by the phrase “without limitation.” The word “will,” when used in any Loan Document, shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3           Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Agent that the Borrower Representative requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In calculating compliance with any of the financial covenants (and related definitions), any amounts taken into account in making such calculations that were paid, incurred or accrued in violation of any provision of this Agreement shall be added back or deducted, as applicable, in order to determine compliance with such covenants.

SECTION 2.

CONDITIONS PRECEDENT

2.1           Conditions Precedent to Initial Funding. The obligations of Agent and the Lenders to consummate the Transactions and to make the Term Loan subject to the satisfaction, in the sole judgment of Agent, of the following conditions precedent:

(a)          Loan Documents/Closing Checklist. Agent shall have received each of the agreements, opinions, reports, appraisals, surveys, approvals, consents, certificates, environmental reports, building condition assessments and other documents set forth on the Closing Checklist attached hereto as Exhibit C in each case in form and substance satisfactory to Agent in its sole discretion (with such number of originals or copies as required by Agent) executed by the Credit Parties party thereto and other required Persons, as applicable.

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(b)         Lien Searches. Agent shall have received tax lien, judgment lien and Uniform Commercial Code searches from all jurisdictions required by Agent, and such searches shall verify that Agent, for the benefit of the Lenders, will have a first priority security interest in the Collateral, subject to Permitted Encumbrances.

(c)         Insurance. Borrower shall have delivered to Agent evidence satisfactory to Agent in its sole discretion that all Required Insurance is in full force and effect, and Agent shall have confirmed that Agent, for the benefit of the Lenders, has been named as a lender’s loss payee or additional insured with respect to the Required Insurance in a manner satisfactory to Agent.

(d)         UCC Filings. All UCC financing statements and similar documents required to be filed in order to create in favor of Agent, for the benefit of the Lenders, a first priority perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable Law), subject to Permitted Encumbrances, shall have been properly filed in each office in each jurisdiction required. Agent shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, Agent shall have received other evidence satisfactory to Agent, in its sole discretion, that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.

(e)         Resolutions. Agent shall have received a copy of resolutions of the members and manager of Borrower authorizing the execution, delivery and performance of the Loan Documents to be executed by Borrower, certified by a manager or member of Borrower as of the date hereof, together with a certificate of such manager or member as to the incumbency and signature of the officer(s) executing the Loan Documents on behalf of the Borrower.

(f)          Organizational Documents. Agent shall have received a copy of the Certificate or Articles of Organization of Borrower, certified by the applicable authority in Borrower’s State of organization, and copies of the operating agreement or bylaws (as amended through the date hereof) of Borrower, certified by the respective Secretary or Assistant Secretary or the manager thereof.

(g)         Manager’s/Member’s Certificate. Agent shall have received an executed certificate of a manager or member or officer of Borrower, satisfactory in form and substance to Agent, certifying that as of the Closing Date (i) the representations and warranties contained herein are true and correct in all respects, (ii) Borrower is in compliance with all of the terms and provisions set forth herein and (iii) no Default or Event of Default has occurred.

(h)         Disbursement Authorizations. Borrower shall have delivered to Agent all information necessary for Agent to issue wire transfer instructions on behalf of Borrower for the funding of the Term Loan be made under this Agreement, including disbursement authorizations in form reasonably acceptable to Agent.

(i)          Examination & Verification. Agent shall have completed and be satisfied with an updated examination and verification of the books and records of the operations of Healthcare Facility located at the Real Property, and such examination shall indicate that no material adverse change has occurred in the financial condition, business, prospects, profits, operations or assets thereof since December 31, 2014.

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(j)          Financial Statements. Agent shall have received such financial statements, reports, certifications, and other operational information required to be delivered under this Agreement or otherwise required by Agent.

(k)         Deposit Accounts; Payment Direction. Borrower or Agent, on behalf of the Lenders, shall have established one or more Deposit Accounts with respect to the deposit of proceeds of Collateral.

(l)          Existing Indebtedness. (i) The existing obligations of Borrower in connection with any existing Indebtedness shall be terminated, (ii) all loans and obligations of Borrower with respect thereto shall be paid or satisfied in full utilizing the proceeds of the initial loans to be made under this Agreement on the Closing Date, and (iii) all liens and security interests encumbering the Collateral (other than Permitted Encumbrances) shall be terminated and/or released upon such payment.

(m)        Opinion. The Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders and dated the Closing Date) of counsel for the Credit Parties, in form and substance acceptable to Agent in its sole discretion.

(n)         Legal Restraints/Litigation. As of the Closing Date, there shall be no (x) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Agreement, or (y) suit, action, investigation or proceeding (judicial or administrative) pending against Borrower, any Guarantor, the Operator, any subsidiary of Borrower or any of their assets, which, in the opinion of Agent, if adversely determined, would have a Material Adverse Effect.

(o)         Background Checks. Agent shall have received and be satisfied with background checks on key managers, officers, shareholders, or members, as applicable, of each Credit Party and Operator as Agent shall designate.

(p)         Proposal Letter. Borrower shall have fully complied with all of the terms and conditions of the Proposal Letter.

(q)         Healthcare Regulatory Compliance. Agent shall have reviewed the results of, and found such results acceptable, in its sole discretion, a healthcare regulatory compliance audit.

(r)          Payoff Letters; Releases. To the extent applicable, Agent shall have received payoff letters and releases from all Persons having a security interest or other interest in the Collateral (excluding Permitted Encumbrances), together with all UCC-3 terminations or partial releases necessary to terminate each such Person’s interest in the Collateral.

(s)          Fees; Expenses. Agent shall have received payment in full of all fees and expenses payable to it by Borrower or any other Person in connection herewith, on or before disbursement of the Term Loan hereunder, including, without limitation, payment of all underwriting fees and legal fees in accordance with customary practices of Agent.

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(t)          Sufficient Liquidity. Agent shall have received and be satisfied in its sole discretion with evidence that each of Borrower and Operator have sufficient liquidity and working capital to carry out their business post-closing.

(u)         Loan-to-Value. Agent shall have received evidence, satisfactory in its reasonable discretion, that the ratio of the principal balance of the initial disbursement of the Term Loan as of the Closing Date to the value of the Real Property shall not exceed eighty-five percent (85%), based on the most current appraisal of the Real Property.

(v)         Intentionally Omitted.

(w)        Operating Lease. Agent shall have received evidence that the Borrower and Operator have entered into triple net Operating Lease for a term of no less than ten (10) years, which has a termination date later than October 6, 2019, and that has initial annual rental payments of no less than $950,000.

(x)          Deposit Accounts;. Borrower or Agent, on behalf of Lenders, shall have established one or more Deposit Accounts with respect to the deposit of proceeds of Collateral, and (ii) Agent shall have entered into a Depository Agreement with respect to each Deposit Account.

Upon the execution of this Agreement and the disbursement of the Term Loan hereunder, all of the above conditions precedent shall have been deemed satisfied, except as Borrower and Agent shall otherwise agree in a separate writing.

SECTION 3.

[INTENTIONALLY OMITTED]

SECTION 4.

TERM LOAN

4.1           Promissory Notes Evidencing Term Loan. If the Required Lenders elect to evidence the Term Loan with Promissory Notes, Borrower agrees to execute and deliver to each Lender a Promissory Note to evidence the Pro Rata Percentage of the Term Loan to be extended to Borrower by such Lender.

4.2           Term Loan.

(a)         Funding of Term Loan. Upon the satisfaction of the conditions set forth in Section 2.1, each of the Lenders (severally and not jointly) agrees to advance to Borrower on the date hereof such Lender’s Pro Rata Percentage of the Term Loan.

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(b)           Initial Disbursement to Borrower on the Closing Date. The Lenders have advanced Seven Million and No/100 Dollars ($7,000,000.00) of the Term Loan to Borrower on the Closing Date.

(c)           Earn Out. The remaining balance of the Principal amount of the Term Loan, One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00) (the “Earn Out”), will be retained by the Agent and disbursed to the Borrower upon satisfaction of the conditions provided in Section 4.2(d) below. The Earn Out funds shall not be available after October 6, 2017 (the “Earn Out Period”). The Earn Out shall be retained by the Agent and held by the Agent and no such sums shall be deemed to be held in trust for the benefit of Borrower.

(d)           Disbursement of the Earn Out Funds. Borrower may request, which request shall be received by Agent no less than ten (10) days prior to the date of any such advance, and Agent will advance to the Borrower the Earn Out funds during the Earn Out Period (the “Earn Out Disbursement”), provided that no Default or Event of Default has occurred and is continuing and after giving effect to the advance of such funds there will be no Default or Event of Default, and Borrower has delivered to Agent the following, in form and substance acceptable to Agent:

(i)          A certification of Borrower, attesting that there exists no Default or Event of Default under this Agreement or any of the Loan Documents and confirming all the representations and warranties as set forth in the Loan Documents remain true and correct and that no Default or Event of Default will result from the requested release of the Earn Out funds; and

(ii)         Compliance Certificates, substantially in the form of Exhibit D attached hereto, signed by an authorized financial or accounting officer of Borrower Representative, and, if request by Agent, backup documentation, evidencing that the Borrower is in compliance with the financial covenants set forth herein both prior to the advance of such Earn Out funds and after the advance of such Earn Out funds; and

(iii)        A certification of Borrower, together with satisfactory evidence supporting such certification, that the Operator’s Adjusted EBITDAR for the trailing twelve (12) month period tested as of the last day of the month immediately preceding the date of any such advance, is no less than $1,300,000; and

(iv)        An updated appraisal of the Real Property in form and substance acceptable to the Agent which evidences a loan to value ratio of the then outstanding principal balance of the Term Loan to the appraised value of the Real Property, based on the updated appraisal, of no greater than eighty (80%) after giving effect to any disbursement of the Earn Out funds; and

(v)         An endorsement to the title policy issued by the Title Company for the benefit of the Agent; and

(vi)        Payment of all reasonable costs and expenses of Agent and Lender incurred in connection with the disbursements of the Earn Out funds, including without limitation, reasonable attorneys’ fees, title insurance premiums, if required, and any other costs; and

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(vii)       Such additional documents and instruments and related due diligence items as reasonably required by Agent.

(e)         Repayment of Term Loan.

(i)          The principal amount of the Term Loan shall be due and payable, and Borrower shall repay the Term Loan in monthly installments commencing on November 1, 2016 and continuing on the first day of each month thereafter. Each principal payment shall be in the amount necessary to fully amortize the Term Loan based on a twenty-five (25) year amortization schedule, as set forth on Schedule 4.2(e) attached hereto.

(ii)         The principal amount of funds advanced in the Earn Out Disbursement shall be due and payable, and Borrower shall repay the funds advanced in the Earn Out Disbursement, in monthly installments commencing on the first day of the first month following the date of the Earn Out Disbursement, and continuing on the first day of each month thereafter. Each principal payment related to the Earn Out Disbursement shall be in the amount necessary to fully amortize the funds advanced in the Earn Out Disbursement based on a twenty five (25) year amortization schedule, commencing as of the date of the Earn Out Disbursement.

(iii)        The entire outstanding principal balance of the Term Loan in the amount of $8,100,000 (the “Principal”), together with accrued and unpaid interest and any other amounts due under the Loan Documents shall be due and payable in full on the earlier of (a) the Maturity Date or (b) the Early Maturity Date.

4.3           Borrower Representative Appointment. Each Borrower hereby irrevocably appoints the Borrower Representative, as agent for such Borrower on its behalf, to (i) to give and receive notices under the Loan Documents and (ii) take all other action which the Borrower Representative or Borrowers are permitted or required to take under this Agreement.

4.4           Reserves. Borrower agrees to establish and maintain all of the reserves and escrows required in this Section 4.4. All sums so reserved or escrowed may be commingled with the general funds of Agent and no such sums shall be deemed to be held in trust for the benefit of Borrower. No interest shall accrue on any funds reserved or escrowed hereunder. All sums so reserved, or escrowed shall be part of the Collateral and shall stand as additional security for all of the Obligations. If Agent at any time determines that the amount on deposit in any reserve or escrow pursuant to this Section 4.4 is insufficient for its intended purposes, Borrower shall, within ten (10) days following notice from Agent, deposit such additional sums as may be required by Agent. In the event of any Default by Borrower under the terms of this Agreement or any other Loan Document, Agent may, at its discretion, apply amounts on hand in the reserves or escrows to cure such Default. Upon demand of Agent, Borrower shall replenish the applicable reserve or escrow to restore any sums so applied by Agent. Upon the occurrence of an Event of Default and/or the maturity of any portion of the Obligations, the moneys then remaining on deposit with Agent shall, at Agent’s option, be applied against the Obligations in such order and manner as Agent may elect or as may otherwise be required under this Agreement.

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(i)          Real Property Taxes. A portion of the Term Loan proceeds in the amount of $121,000 shall be used to establish a real property tax reserve. If Agent notifies Borrower that Agent has determined that the amount remaining in such reserve which is allocated to pay any and all taxes, assessments and other similar charges levied against any portion of the Collateral constituting real property (collectively, the “Property Taxes”) is insufficient to pay all such Property Taxes relating to Borrower and the Real Property as such Property Taxes become due, in order to effectuate the timely payment of all Property Taxes, Borrower shall, within ten (10) days of Agent’s request therefor, pay to Agent a sum equal to such deficient amount. In the event such real property or any portion thereof is part of a larger tract for purposes of taxation and assessments, Agent may require the Borrower to have the real property taxed and assessed as a separate parcel or separate parcels, or, in the alternative, to make the deposits required under this section based upon the taxation and assessment of the larger tract. The obligation of Borrower to pay the Property Taxes is not affected or modified by the provisions of this paragraph.

(ii)         Insurance Premiums. A portion of the Term Loan proceeds in the amount of $79,840 shall be used to establish an insurance reserve to be used to pay premiums on all insurance premiums and other similar charges in connection with the insurance required to be carried by Borrower pursuant to this Agreement or the other Loan Documents (collectively, the “Insurance Premiums”). If Agent notifies Borrower that Agent has determined that the amount remaining in such reserve which is allocated to Insurance Premiums is insufficient to pay all such Insurance Premiums relating to Borrower and the Real Property as they become due, in order to effectuate the timely payment of all premiums, Borrower shall, within ten (10) days of Agent’s request therefor, pay to Agent a sum equal to the deficient amount. The obligation of Borrower to pay the Insurance Premiums is not affected or modified by the provisions of this section.

(iii)        Capital Improvement Reserve. On the Closing Date, Borrower shall pay to Agent an amount equal to the Capital Improvement Reserve Amount, which shall be escrowed with and held by Agent in a capital improvement reserve (“Capital Improvement Reserve”). So long as no Event of Default exists hereunder, the funds contained in the Capital Improvement Reserve shall be utilized to reimburse Borrower solely for capital improvements approved in advance by Agent in writing. Agent shall reimburse Borrower from the Capital Improvement Reserve for the actual cost of such approved capital improvements upon Borrower’s providing Agent with paid receipts, lien waivers and other documentation deemed reasonably necessary by Agent with minimum draws of $10,000.00 which shall occur no more frequently than twice per month.

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(iv)        Debt Service Reserve. Contemporaneously with the execution of this Agreement, Borrower shall pay to Agent a sum equal to the Debt Service Reserve Amount to be deposited for the benefit of Agent as additional collateral for the Obligations (“Debt Service Reserve”). Notwithstanding anything contained in the Loan Documents to the contrary, Agent may apply amounts held in the Debt Service Reserve to the Obligations at such times and in such amounts as Agent shall from time to time determine in its discretion without regard to whether a Default or Event of Default exists hereunder. It is the parties’ intention that at all times until indefeasible payment in full of the Obligations, the Debt Service Reserve must hold funds sufficient to satisfy two months’ of debt service under the Term Loan, and upon written demand from Agent, Borrower shall deposit additional amounts into the Debt Service Reserve such that the foregoing level is at all times maintained.

4.5           Provisions Regarding Term Loan.

(a)           Repayment Upon Termination. In the event this Agreement is terminated in accordance with its respective terms by either Agent, the Required Lenders or Credit Parties for any reason whatsoever, or if the Term Loan is accelerated, the Term Loan, together with all accrued interest thereon and the applicable Prepayment Premium and Exit Fee, shall be due and payable in full on the effective date of such termination, notwithstanding any other provision of this Agreement or the Promissory Notes to the contrary; provided, however, Borrower hereby agrees not to terminate this Agreement on or before April 6, 2016.

(b)           Optional Prepayments. Borrower, at its option, may prepay the Term Loan at any time, in whole only and not in part, provided that on the date of such prepayment, there shall be due and payable (i) accrued interest on the principal so prepaid to the date of such prepayment and (ii) the Prepayment Premium due with respect to such prepayment.

(c)           Application of Prepayments. Except as the Required Lenders and Borrower shall otherwise agree in a separate writing, each prepayment of the Term Loan (whether voluntary or mandatory) shall be applied to the last maturing installments of principal of the Term Loan (in order of first to mature) until fully repaid.

(d)           No Reborrowing. To the extent repaid, the principal amount of the Term Loan may not be reborrowed under this Section 4.

SECTION 5.

[INTENTIONALLY OMITTED]

SECTION 6.

INTEREST, FEES AND EXPENSES

6.1           Interest on Term Loan.

(a)          From and following the Closing Date, the Term Loan (excluding the funds considered Earn Out funds) shall bear interest at the sum of (i) the LIBOR Rate, plus (ii) six and one-half percent (6.50%) per annum. Interest on the Term Loan (excluding the funds considered Earn Out funds) shall be paid in arrears on the first (1st) day of each month and on the maturity of such Term Loan, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand.

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(b)          From and following the Earn Out Disbursement, the funds advanced in the Initial Earn Out Disbursement shall bear interest at the sum of (i) the LIBOR Rate in effect at the time of the Earn Out Disbursement, plus (ii) six and one-half percent (6.50%) per annum. Interest on the funds advanced in the Earn Out Disbursement shall be paid in arrears on the first (1st) day of each month commencing on the first day of the first month following the date of the Earn Out Disbursement and on the maturity of the Term Loan, whether by acceleration or otherwise. For clarification purposes, prior to the date the Earn Out funds are advanced to the Borrower pursuant to the terms of Section 4.2 above, the Earn Out funds shall not accrue interest and the Borrower shall not be required to pay interest on such funds.

6.2           Default Interest Rate. Upon the occurrence and during the continuation of an Event of Default, all Obligations may, at the election of Agent or Required Lenders, bear interest at the Default Rate of Interest until such Event of Default is cured and accepted in writing by the Agent and the Required Lenders or waived in writing by the Agent and the Required Lenders.

6.3           Computation of Interest and Related Fees. All interest and fees under each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of the Term Loan shall be included in the calculation of interest while the date of payment of the Term Loan shall be excluded from the calculation of interest; provided, however, that if the Term Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

6.4           Out-of Pocket Expenses. Borrower agrees to reimburse Agent and the Lenders for all Out-of-Pocket Expenses when charged to or paid by Agent or the Lenders.

6.5           Loan Facility Fee. To induce Agent and the Lenders to enter into this Agreement and to extend to Borrower the Term Loan, Borrower agrees to pay to Agent a Loan Facility Fee in the amount of (i) Thirty-Five Thousand and No/100 Dollars ($35,000.00), which shall be deemed fully earned and nonrefundable upon execution of this Agreement by Agent, the initial Lenders hereunder and Borrower (the “Initial Facility Fee”) and (ii) Five Thousand Five Hundred and No/100 Dollars ($5,500.00), which shall be deemed fully earned and nonrefundable upon the Earn Out Disbursement. On the Closing Date, Agent shall charge the Term Loan Commitment for the balance of the Initial Facility Fee concurrently with the Lenders’ initial disbursement of the Term Loan hereunder.

6.6           Prepayment Premium; Exit Fee. On any date after April 6, 2016, Borrower shall have the right to make prepayments of the Term Loan, in whole only, and not in part, at any time prior to the Maturity Date on any regularly scheduled payment date; provided, however, that Borrower (i) gives Agent at least thirty (30) days’ prior written notice, (ii) pays all fees and costs due from Borrower to Agent and the Lenders, including any reasonable attorneys’ fees and disbursements incurred by Agent or the Lenders as a result of the prepayment, and the applicable Prepayment Premium payable upon any termination of this Agreement in accordance with its terms, (iii) pays and performs in full all other Obligations under this Agreement, and (iv) pays the Exit Fee. For the avoidance of doubt, the Credit Parties hereby acknowledge and agree that the Prepayment Fee and the Exist Fee as referenced in this Agreement and in this Section 6 are separate obligations of Borrower and Borrower shall be liable for the Prepayment Fee and the Exit Fee in accordance with the terms and conditions of this Agreement. Partial prepayments of the Term Loan shall not be permitted, except for partial prepayments resulting from Agent applying insurance proceeds or condemnation awards to reduce the outstanding principal balance of a Term Loan or as otherwise specifically permitted in this Agreement. Notwithstanding this Section 6.6, should Borrower refinance the Term Loan through a credit facility in connection with the U.S. Department of Housing and Urban Development on or after the sixth (6th) full month following the Closing Date (a “HUD Refinance”), no Prepayment Premium shall be due and owing by Borrower.

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6.7           Capital Adequacy. In the event that any Lender, subsequent to the Closing Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable Law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by such Lender with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed material by such Lender in the exercise of its reasonable business judgment, Borrower agrees to pay to such Lender, no later than ten (10) days following demand by such Lender, such additional amount or amounts as will compensate such Lender for such reduction in rate of return; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this Section 6.7 shall be available to any Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable Law, regulation or condition. A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to this Section 6.7 and the calculation thereof, when delivered to the Borrower, shall be conclusive and binding on Borrower absent manifest error. In the event a Lender exercises its rights pursuant to this Section 6.7, and subsequent thereto determines that the amounts paid by the Borrower exceeded the amount which such Lender actually required to compensate such Lender for any reduction in rate of return on its capital, such excess shall be promptly returned to the Borrower by such Lender.

6.8           Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.8) Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Government Authority in accordance with applicable Law.

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(b)          Payment of Other Taxes by Borrower. In addition, Borrower shall pay any Other Taxes to the relevant Government Authority in accordance with applicable Law.

(c)          Indemnification by Borrower. Borrower shall indemnify Agent, and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 6.8(c)) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or by Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Government Authority, the Borrower Representative shall deliver to Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)          Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Agent (with a copy to Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by Borrower Representative as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, in the event that Borrower is a resident for tax purposes in the United States of America, any Foreign Lender shall deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)          duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)         duly completed copies of Internal Revenue Service Form W-8ECI,

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(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)        any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made.

(f)          Treatment of Certain Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 6.8 it shall promptly pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 6.8(f) with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Government Authority with respect to such refund); provided that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Government Authority. This Section 6.8(f) shall not be construed to require Agent or any Lender to make available its tax returns (or other information relating to its taxes which it deems confidential) to Borrower or any other person.

6.9           Obligations Absolute. All payments by any Credit Party of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, and shall be absolute and unconditional, without defense, rescission, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Agent, for the account of Lenders, not later than 12:00 p.m. (Eastern Time) on the date due.

6.10         Authority to Charge Borrower’s Loan Account. Borrower hereby acknowledges and agrees that Agent is authorized to charge the Borrower’s Loan Account with the amount of all payments due under Section 4.2 and this Section 6.10 as such payments become due.

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SECTION 7.

COLLATERAL

7.1         Grant of Security Interests. As security for the performance and prompt payment in full in cash of all Obligations, and as further security for the payment and performance by Borrower, Borrower (or if referring to another Person, such Person) hereby pledges and grants to Agent, for its benefit and for the benefit of the Lenders, a first priority continuing general lien upon, and security interest in, all of the following now owned and hereafter acquired Collateral in which Borrower has rights (collectively, the “Collateral”):

(a)          Accounts, Contract Rights, Etc. – All now owned and hereafter acquired, created, or arising accounts (including the Accounts), accounts receivable, notes receivable, contract rights, chattel paper, documents (including Documents of Title), instruments and letters of credit;

(b)          Inventory;

(c)          General Intangibles;

(d)          Equipment;

(e)          Deposit Accounts and Other Collateral – All now existing and hereafter acquired or arising deposit accounts (including without limitation any Deposit Account), investment accounts, commercial paper, investment securities, Investment Property, and certificates of deposit, of every nature, wherever located, and all funds received thereby, deposited therein or associated therewith and all documents and records associated therewith, and all supporting obligations, letter of credit rights and commercial tort claims and Other Collateral;

(f)          All Property of Borrower now or hereafter in Agent’s possession;

(g)          Books and Records – All books and records evidencing or relating to or associated with any of the foregoing and any and all claims, rights and interests in any of the above;

(h)          Other Information – All information and data compiled or derived by Borrower with respect to any of the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality);

(i)          Other Property – All other personal Property of Borrower not described above whether now existing or hereafter acquired;

(j)          Proceeds – The collections and Proceeds, whether cash or non-cash, of all of the foregoing;

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(k)          to the extent not listed above, all of Borrower’s rights as a secured party in and to the property of Operator to which Operator granted a security interest in favor of Borrower under the Operating Lease.

7.2         Extent of Security Interests. The security interest granted hereunder shall extend and attach to all Collateral which is presently in existence or hereafter acquired and which is owned by Borrower or in which Borrower has any interest, whether held by Borrower or by others for Borrower’s account, and wherever located, and, if any Collateral is Equipment, whether Borrower’s interest in such Equipment is as owner, lessee or conditional vendee.

7.3         Limited License. Regardless of whether Agent’s security interests in any of the General Intangibles has attached or is perfected, Borrower hereby irrevocably grants to Agent, for its benefit and for the benefit of the Lenders, a royalty-free, nonexclusive license to use Borrower’s Trademarks, Copyrights, Patents and other proprietary and intellectual property rights, in connection with the advertisement for sale, and the sale or other disposition of, any Collateral by, or on behalf of, Agent in accordance with the provisions of this Agreement.

7.4         Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgage upon the real property of Credit Parties described therein. The Mortgage shall be duly recorded (at Borrower’s expense) in each office where such recording is required to constitute a valid Lien on the real property covered thereby. In respect to any Mortgage, Credit Parties shall deliver to Agent, at Borrower’s expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Agent, which policies shall be in form and substance reasonably satisfactory to Agent and shall insure a valid Lien in favor of Agent, for its benefit and the benefit of the Lenders, on the property covered thereby, subject only to Permitted Encumbrances and those other exceptions reasonably acceptable to Agent. Credit Parties shall also deliver to Agent such other usual and customary documents, including, without limitation, ALTA Surveys of the real property described in the Mortgage, as Agent may request relating to the real property subject to the Mortgage.

7.5         Representations, Covenants and Agreements Regarding Collateral Generally.

(a)          Representations and Warranties. Borrower represents and warrants to Agent and the Lenders that except for the Permitted Encumbrances, (i) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Agreement creates a valid, perfected, first-priority and exclusive security interest in all personal property of Borrower as to which perfection may be achieved by filing, (ii) Agent’s security interests in the Collateral constitute, and will at all times constitute, first-priority and exclusive liens on the Collateral, and (iii) Borrower is, or will be at the time additional Collateral is acquired by Borrower, the absolute owner of such additional Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens other than Permitted Encumbrances.

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(b)          Covenants. Borrower, at its expense, agrees to forever warrant and defend the Collateral from any and all claims and demands of any other person, other than holders of Permitted Encumbrances.

(c)          General Intangibles. Borrower represents and warrants to Agent and the Lenders that as of the date hereof, Borrower possesses all General Intangibles necessary to conduct its business as presently conducted. Borrower agrees to maintain Borrower’s rights in, and the value of, all such General Intangibles, and to pay when due all payments required to maintain in effect any licensed rights. Borrower shall provide Agent with adequate notice of the acquisition of rights with respect to any additional patents, trademarks and copyrights so that Agent may, for the benefit of the Lenders and to the extent permitted under the documentation granting such rights or applicable Law, perfect Agent’s security interest in such rights in a timely manner.

(d)          Commercial Tort Claims. Borrower represents and warrants to Agent and the Lenders that as of the date hereof, Borrower holds no interest in any commercial tort claim. If Borrower at any time holds or acquires a commercial tort claim, Borrower agrees to promptly notify Agent in writing of the details thereof, and in such writing Borrower shall grant to Agent, for the benefit of the Lenders, a security interest in such commercial tort claim and in the Proceeds thereof, all upon the terms of this Agreement.

(e)          Letter of Credit Rights. Borrower represents and warrants to Agent and the Lenders that as of the date hereof, Borrower is not the beneficiary of any letter of credit. If Borrower becomes a beneficiary under any letter of credit, Borrower agrees to promptly notify Agent, and upon request by Agent, Borrower agrees to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to Agent, for the benefit of the Lenders, pursuant to an agreement in form and substance satisfactory to Agent, or (b) cause the issuer of such letter of credit to name Agent, for the benefit of the Lenders, as the transferee beneficiary of such letter of credit.

7.6         Reference to Other Loan Documents. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of Borrower regarding the Collateral covered by such Loan Documents.

7.7         Credit Balances; Additional Collateral.

(a)          The rights and security interests granted to Agent and the Lenders hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement, until the termination of this Agreement and the full and final payment and satisfaction of the Obligations. Any reserves or balances to the credit of Borrower, and any other property or assets of Borrower in the possession of Agent or any Lender, may be held by Agent or such Lender as Other Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Agreement. The liens and security interests granted to Agent, for the benefit of the Lenders, herein and any other lien or security interest which Agent or the Lenders may have in any other assets of Borrower secure payment and performance of all present and future Obligations.

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(b)          Notwithstanding Agent’s security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or Property other than the Collateral, or by the guaranty, endorsement, assets or property of any other Person, Agent shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of Agent’s or the Lenders’ rights under this Agreement.

7.8          Power of Attorney. Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney-in-fact for Borrower (without requiring any of them to act as such) with full power of substitution to do the following (such power to be deemed coupled with an interest): (1) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on the Collateral; (2) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents and statements that Borrower is obligated to give Agent hereunder or that Agent deems is necessary to perfect Agent’s security interest or lien in the Collateral; (3) verify the validity, amount or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise; and (4) do such other and further acts and deeds in the name of Borrower that Agent may reasonably deem necessary or desirable to enforce its right with respect to any Collateral.

7.9          All Asset Filing. Borrower hereby ratifies its authorization for Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto indicating “all assets of the debtor” or similar language as the collateral description.

SECTION 8.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and the Lenders that:

8.1           Financial Condition. (i) The amount of Borrower’s assets, at fair valuation, exceeds the book value of Borrower’s liabilities, (ii) Borrower is generally able to pay its debts as they become due and payable, and (iii) Borrower does not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances. All financial statements of Borrower previously furnished to Agent present fairly, in all material respects, the financial condition of Borrower as of the date of such financial statements.

8.2           Organization Matters; Collateral Locations. As of the Closing Date, the Information Certificate attached hereto as Schedule 8.2 correctly and completely sets forth the information contained therein. Schedule 8.2 attached hereto correctly and completely sets forth (w) any change to Borrower’s exact name, as currently reflected by the records of Borrower’s jurisdiction of organization from that which is set forth on the Information Certificate, (x) any change to Borrower’s jurisdiction of organization from that which is set forth on the Information Certificate, (y) any change to Borrower’s federal employer identification number and State organization identification number, (if any), from that which is set forth on the Information Certificate and (z) any change to the address of Borrower’s chief executive office or any change to any location of Collateral from that which is set forth on the Information Certificate.

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8.3           Power and Authority; Conflicts; Enforceability.

(a)          Borrower has full power and authority to execute and deliver this Agreement and the other Loan Documents to which Borrower is a party, and to perform all of Borrower’s obligations thereunder.

(b)          The execution and delivery by Borrower of this Agreement and the other Loan Documents to which Borrower is a party, and the performance of Borrower’s obligations hereunder and thereunder, have been duly authorized by all necessary corporate or other relevant action, and do not (w) require any consent or approval of any director, shareholder, partner or member of Borrower that has not been obtained, (x) violate any term, provision or covenant contained in the Organizational Documents of Borrower (such as the certificate or articles of incorporation, certificate of origin, partnership agreement, bylaws or operating agreement), (y) violate, or cause Borrower to be in default under, any law, rule, regulation, order, judgment or award applicable to Borrower or its assets, or (z) violate any term, provision, covenant or representation contained in, or constitute a default under, or result in the creation of any lien under, any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which Borrower is a signatory or by which Borrower or Borrower’s assets are bound or affected.

(c)          This Agreement and the other Loan Documents to which Borrower is party constitute legal valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.

8.4           Schedules. Each of the Schedules attached to this Agreement set forth, in all material respects, a true, correct and complete description of the matter or matters covered thereby.

8.5           Compliance with Laws; Permits; Anti-Terrorism Laws.

(a)          To Borrower’s knowledge and except as disclosed in (i) that certain Property Condition Report prepared by EMG and dated September 15, 2015 or (ii) that certain Environmental Assessment prepared by EMG and dated September 16, 2015, or (iii) that certain Zoning Assessment prepared by Massey Consulting Group and dated October 2, 2015, each delivered and made available to Agent prior to the Closing Date and approved by Agent, Borrower and Borrower’s properties are in compliance with all applicable Laws, and all orders of any federal, state or local legislative, administrative or judicial body or official, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b)          Borrower or Operating maintain all Permits, except to the extent the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect.

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(c)          None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates or the Operator (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, neither the Operator nor any of Credit Party’s Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

8.6           Environmental Matters. Except as set forth on Schedule 8.6 (for purposes of this Section 8.6, Borrower shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of Borrower):

(a)          no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Borrower’s knowledge, threatened by any Government Authority or other Person with respect to any (i) alleged violation by Borrower of any applicable Environmental Law, (ii) alleged failure by Borrower to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials in violation of applicable Environmental Laws, or (iv) release of Hazardous Materials; and

(b)          no property now owned or leased by Borrower and, to the knowledge of Borrower and except as disclosed in (i) that certain Property Condition Report prepared by EMG and dated September 15, 2015 or (ii) that certain Environmental Assessment prepared by EMG and dated September 16, 2015, or (iii) that certain that certain Zoning Assessment prepared by Massey Consulting Group and dated October 2, 2015, each delivered and made available to Agent prior to the Closing Date and approved by Agent, no such property previously owned or leased by Borrower, to which Borrower has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of Borrower, other investigations which would reasonably be expected to lead to claims against Borrower for cleanup costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.

8.7           Pending Litigation. Except as set forth on Schedule 8.7, there exist no Proceedings of any kind by or against Borrower pending in any court or before any arbitrator or governmental body that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or result in a Change of Control.

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8.8           Regulatory Matters. Without limiting the generality of any other representation or warranty made in this Agreement, Borrower hereby represents and warrants that, except as disclosed in Schedule 8.8, the following statements are true, complete and correct as of the Closing Date, and Borrower hereby covenants and agrees to notify Agent within five (5) Business Days following the occurrence of any facts, events or circumstances, whether threatened, existing or pending, that would make any of the following representations and warranties untrue, incomplete or incorrect (together with such supporting data and information as shall be necessary to fully explain to Agent the scope and nature of the fact, event or circumstance), and shall provide to Agent within five (5) Business Days of Agent’s request, such additional information as Agent shall request regarding such disclosure:

(a)          Reimbursement; Nongovernmental Account Debtors. Borrower has provided to Agent copies of all participation agreements required by Agent with HMOs, insurers, third-party payors, and preferred provider organizations with respect to the business operations of Borrower and Operator. The Healthcare Facilities operated by Borrower and Operator and the services provided at such Healthcare Facilities are qualified for participation in the Third-Party Payor Programs, and Borrower or Operator is entitled to reimbursement under the Third-Party Payor Programs for services rendered at such Healthcare Facilities to qualified beneficiaries, and each of Borrower and Operator complies in all material aspects with the conditions of participation in all Third-Party Payor Programs and related contracts. Each of Borrower and Operator is in compliance in all material respects with contracts with Account Debtors other than Governmental Account Debtors and is entitled to reimbursement under such contracts.

(b)          Compliance with Healthcare Regulations.

(i)          Borrower, Manager, and Operator have timely filed or shall cause to be timely filed, all cost reports and other reports of every kind whatsoever required by a Third-Party Payor Program, to have been filed or made with respect to the business operations of Borrower, Manager or Operator. Other than with respect to survey deficiencies, audits and recoupment claims occurring in the ordinary course of Borrower’s business which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there are no claims, actions or appeals pending (and Borrower has not filed any claims or reports which should result in any such claims, actions or appeals) before any Government Authority pertaining to Borrower’s business operations, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of CMS, with respect to any state or federal Medicare or Medicaid cost reports or claims filed by Borrower, or any disallowance by any Government Authority in connection with any audit of such cost reports;

(ii)         Borrower, Manager, and Operator have obtained all necessary accreditations to operate its business as now conducted, and currently is in compliance with all statutory and regulatory requirements applicable to it, the failure of which would have a Material Adverse Effect upon Borrower, Manager or Operator;

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(iii)        Each of Borrower, Manager or Operator is currently or has in the past been subject to: (1) any state or local governmental investigation, inspection or inquiry related to any license or licensure standards applicable to Borrower, Manager or Operator that would reasonably likely result in a loss of licensure, decertification of such Healthcare Facility from participation in Medicare and Medicaid or any other restriction or limitation in scope of such license; (2) any federal, state, local governmental or private payor civil or criminal investigations, inquiries or audits involving and/or related to any federal, state or private payor healthcare fraud and abuse provisions or contractual prohibition of healthcare fraud and abuse; or (3) any federal, state or private payor inquiry, investigation, inspection or audit regarding Borrower, Manager or Operator or their activities, including, without limitation, any federal, state or private payor inquiry or investigation of any Person having “ownership, financial or control interest” in Borrower, Manager or Operator (as that term is defined in 42 C.F.R. §   420.201 et seq.) involving and/or related to healthcare fraud and abuse, false claims under 31 U.S.C. §  §   3729–3731 or any similar contractual prohibition, or any qui tam action brought pursuant to 31 U.S.C. §   3729 et seq.;

(iv)        No director, officer, shareholder, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §   420.201) in Borrower, Operator or, to Borrower’s knowledge, Manager: (1) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §   1320a-7a; (2) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §   1320a-7b); (3) has been convicted (as that term is defined in 42 C.F.R. §   1001.2) of any of those offenses described in 42 U.S.C. §   1320a-7b or 18 U.S.C. §  §   669, 1035, 1347 or 1518, including without limitation any of the following categories of offenses: (a) criminal offenses relating to the delivery of an item or service under any Federal Health Care Program (as that term is defined in 42 U.S.C. §   1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. §   24b); (b) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service; (c) criminal offenses under federal or state law relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency; (d) federal or state laws relating to the interference with or obstruction of any investigations into any criminal offenses described in (1) through (3) above; or (e) criminal offenses under federal or state law relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (4) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §  §   3729–3731 or qui tam action brought pursuant to 31 U.S.C. §   3729 et seq.;

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(v)         Each of Borrower, Manager and Operator is and shall continue to be in compliance with all applicable laws relating to its relationships with physicians;

(vi)        Borrower, Operator and, to Borrower’s knowledge, Manager, and their employees and contractors (other than contracted agencies), in the exercise of their duties on behalf of Borrower, Operator, and, to Borrower’s knowledge, Manager, is and shall continue to be in compliance with all laws, rules, regulations, orders, decrees and directions of any Government Authority (including, without limitation, the Social Security Act, as amended, the rules and regulations promulgated by CMS), and any state laws or contracts relating thereto or any other Collateral, or otherwise applicable to its business and properties, a violation of which would reasonably be expected to materially adversely affect its ability to collect on its Accounts or repay the Obligations;

(vii)       All persons providing professional healthcare services for or on behalf of any Borrower or Operator (either as an employee or independent contractor) are appropriately licensed in the jurisdiction where the Healthcare Facility is located;

(viii)      None of Borrower’s or Operator’s state and local licenses, Permits, registrations, certifications and other approvals relating to providing healthcare services and other services provided by Borrower or Operator have been suspended, revoked, limited or denied renewal at any time; and

(ix)         Borrower or Operator has not applied to reduce the number of licensed or certified beds at any Healthcare Facility or to move the right to any and all of such licensed or certified beds to any other location and there are no proceedings pending or contemplated to move or reduce the number of licensed or certified beds at any Healthcare Facility.

(c)          Healthcare Permits. Borrower, Operator and Manager, as applicable, have made timely application for, in accordance with applicable laws, (i) each Healthcare Permit and other rights from, and have made all declarations and filings with, all applicable Government Authorities, all self regulatory authorities and all courts and other tribunals necessary to engage in the ownership, management and operation of the Healthcare Facilities or the assets of Borrower or Operator, and (ii) not received a Citation, nor have any knowledge that any Government Authority is considering limiting, suspending or revoking any Healthcare Permit. All such Healthcare Permits are issued in the name of Borrower or Operator. All such Healthcare Permits are valid and in full force and effect and each of Borrower and Operator is in material compliance with the terms and conditions of all such Healthcare Permits, except where failure to be in such compliance or for a Healthcare Permit to be valid and in full force and effect would not have a Material Adverse Effect.

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(d)          HIPAA Compliance. To the extent that and for so long as each of Borrower and Operator is a “covered entity” or “business associate” as either such term is defined under the requirements and implementing regulations at 45 Code of Federal Regulations (“C.F.R.”) Parts 160–64 for the Administrative Simplification provisions of Title II, Subtitle F of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Borrower (i) has undertaken or will promptly undertake, and shall cause Operator to undertake, all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of Borrower or Operator to be HIPAA Compliant (as defined below); (ii) has developed a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that Borrower becomes, and causes Operator to become, HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that each of Borrower and Operator (x) is or will be in compliance with each of the applicable requirements of the so-called Administrative Simplification provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (y) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that would reasonably be expected to have a Material Adverse Effect.

8.9           Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Borrower to the Agent or any Lender in connection with the Transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Notwithstanding the foregoing, Agent and Lenders acknowledge that the pro forma financial statements and other economic forecasts by Borrower hereunder is not factual representations and that the actual financial results of Borrower may differ from the pro forma financial statements and other economic forecasts submitted from time to time.

8.10         Security Interest. Borrower has granted to Agent, for its benefit and the benefit of the other Lenders, a valid, perfected, first-priority security interest in the Collateral subject to no other liens, claims or encumbrances, other than Permitted Encumbrances. Nothing herein shall constitute an agreement to subordinate such security interest to any Permitted Encumbrance.

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8.11         Updates of Representations. Borrower shall deliver to Agent within ten (10) days of the written request of Agent a certificate of an officer of Borrower Representative updating all of the representations and warranties contained in this Agreement and the other Loan Documents and certifying that all of the representations and warranties contained in this Agreement and the other Loan Documents, as updated pursuant to such certificate, are true, accurate and complete as of the date of such certificate.

8.12         Deposit Accounts. The Commercial Depository Account is the only account maintained by the Borrower and the Operator has been directed to remit all payments with respect to the Operating Lease for deposit in the Commercial Depository Account.

SECTION 9.

AFFIRMATIVE COVENANTS

On the Closing Date and at all times thereafter until and including the Termination Date:

9.1           Maintenance of Financial Records; Inspections. Borrower agrees to maintain books and records pertaining to Borrower’s financial matters in such detail, form and scope as Agent reasonably may require. Borrower agrees that Agent may enter upon Borrower’s premises at any time during normal business hours, upon not less than twenty-four (24) hours prior notice (or at any time without notice during the existence of an Event of Default), and from time to time, in order to (i) examine and inspect the books and records of Borrower, and make copies thereof and take extracts therefrom, and (ii) verify, inspect and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto. Borrower irrevocably authorizes all accountants and third parties to disclose and deliver directly to Agent and the Lenders, at Borrower’s expense, all financial statements and information, books, records, work papers and management reports generated by them or in their possession regarding Borrower or the Collateral. All costs, fees and expenses incurred by Agent in connection with such examinations, inspections, physical counts and other valuations shall constitute Out-of-Pocket Expenses for purposes of this Agreement.

9.2           Further Assurances. Borrower agrees to comply with the requirements of all state and federal laws in order to grant to Agent, for the benefit of the Lenders, valid and perfected first priority security interests in the Collateral, subject only to the Permitted Encumbrances. Agent is hereby authorized by Borrower to file any financing statements, continuations and amendments covering the Collateral without Borrower’s signature in accordance with the provisions of the UCC. Borrower hereby consents to and ratifies the filing of any financing statements covering the Collateral by Agent on the Closing Date. Borrower agrees to do whatever Agent reasonably may request from time to time, by way of (i) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (ii) cooperating with agents and employees of Agent, (iii) keeping Collateral records, (iv) transferring proceeds of Collateral to Agent’s possession in accordance with the terms hereof and (v) performing such further acts as Agent reasonably may require in order to effect the purposes of this Agreement, including the execution of control agreements with respect to Deposit Accounts and Investment Property. Notwithstanding the foregoing, at Borrower’s cost and expense, Borrower shall satisfy or deliver (or cause to be satisfied or delivered) the post closing matters or items set forth on Schedule 9.2 within the time periods set forth on said Schedule 9.2 (the “Post Closing Matters”).

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9.3           Insurance and Condemnation.

(a)          Required Insurance with Respect to Equipment and Inventory. Borrower agrees to maintain insurance on all Equipment and Inventory covering the repair and replacement costs of all such property (including the perils of flood and earthquake, to the extent required by Agent) and coverage for business interruption and rent loss and professional liability and public liability insurance with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to Agent. All policies relating to Required Insurance, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of Agent, shall name Agent as an “additional insured,” as applicable, and shall be made payable solely to Agent, for the benefit of the Lenders, in case of loss, under a standard non-contributory “mortgagee,” “secured party” or “lender’s loss payable” clause or endorsement, and are to contain such other provisions as Agent reasonably may require to fully protect Agent’s interest in the Collateral and to any payments to be made under such policies. Each loss payable endorsement in favor of Agent shall provide (x) for not less than thirty (30) days prior written notice to Agent of the exercise of any right of cancellation and (y) that Agent’s right to payment under any property insurance policy will not be invalidated by any act or neglect of, or any breach of warranty or condition by, Borrower or any other party. If an Event of Default shall have occurred and remain outstanding, Agent, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of Agent, shall have the sole right, in the name of Agent or Borrower, to file claims under any insurance policies, to receive, receipt and give acquittances for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

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(b)          Required Insurance with respect to Real Property. Borrower shall obtain and maintain or cause to be obtained and maintained at Borrower’s or Operator’s sole expense (the “Required Insurance”): (1) Real Property insurance with respect to all insurable Real Property (and any personal property located thereon), against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in “Special Form” (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as Agent may reasonably require, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent Borrower, Operator and Agent from becoming a coinsurer, such insurance to be in “builder’s risk” completed value (non-reporting) form during and with respect to any construction on the Real Property; (2) if and to the extent any portion of the improvements located on the Real Property is, under the Flood Disaster Protection Act of 1973 (“FDPA”), as it may be amended from time to time, in a Special Flood Hazard Area, within a Flood Zone designated A or V in a participating community, a flood insurance policy in an amount reasonably required by Agent, but in no event less than the amount sufficient to meet the requirements of applicable law and the FDPA, as such requirements may from time to time be in effect; (3) general liability insurance, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death, or property damage liability, for the benefit of Borrower and Operator as named insured and Agent as additional insured; (4) statutory workers’ compensation insurance with respect to any work on or about the Real Property (including employer’s liability insurance, if required by Agent), covering all employees of Borrower and Operator and any contractor; (5) if there is a general contractor, commercial general liability insurance, including products and completed operations coverage, and in other respects similar to that described in clause (3) above, for the benefit of the general contractor as named insured and Borrower, Operator and Agent as additional insureds, in addition to statutory workers’ compensation insurance with respect to any work on or about the Real Property (including employer’s liability insurance, if required by Agent), covering all employees of the general contractor any contractor; and (6) such other insurance on the Real Property and endorsements as may from time to time be reasonably required by Agent (including but not limited to soft cost coverage, automobile liability insurance, business interruption insurance or delayed rental insurance, boiler and machinery insurance, earthquake insurance, wind insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of Real Property similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements located on the Real Property (the “Required Real Property Insurance”). All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, limits and retentions, and in forms reasonably satisfactory to Agent, and shall require not less than ten (10) days’ prior written notice to Agent of any cancellation for nonpayment of premiums, and not less than thirty (30) days’ prior written notice to Agent of any other cancellation or any change of coverage. All insurance companies must be licensed to do business in the state in which the Real Property is located and must have an A.M. Best Company financial and performance ratings of A-:IX or better. All insurance policies maintained, or caused to be maintained, by Borrower or Operator with respect to the Real Property, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by Borrower or Operator or Agent and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, or if in Agent’s reasonable opinion the financial responsibility of such insurer is or becomes inadequate, Borrower and Operator shall, in each instance promptly upon its discovery thereof or upon the request of Agent therefore, and at Borrower’s or Operator’s expense, promptly obtain and deliver to Agent a like policy (or, if and to the extent permitted by Agent, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Document, as the case may be. Without limiting the discretion of Agent with respect to required endorsements to insurance policies, all such policies for loss of or damage to the Real Property shall contain a standard mortgagee clause (without contribution) naming Agent as mortgagee with loss proceeds payable to Agent notwithstanding (i) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named or additional insured; (ii) the occupation or use of the Real Property for purposes more hazardous than permitted by the terms of any such policy; (iii) any foreclosure or other action by Agent under the Mortgage or the Loan Documents; or (iv) any change in title to or ownership of the Real Property or any portion thereof, such proceeds to be held for application as provided in the Loan Documents. The copies of each initial insurance policy or satisfactory certificates of insurance evidencing such insurance shall be delivered to Agent at the time of execution of this Agreement, with all premiums fully paid current, and each renewal or substitute policy shall be delivered to Agent, and to the extent there is no escrow with the Agent for such premiums, evidence of all premiums fully paid current, at least ten (10) days before the termination of the policy it renews or replaces. Borrower shall or shall cause Operator to pay all premiums on policies required hereunder as they become due and payable, and to the extent there is no escrow with the Agent for insurance premiums, promptly deliver to Agent evidence satisfactory to Agent of the timely payment thereof.

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(c)          Agent’s Purchase of Insurance. In the event Borrower fails to provide Agent with evidence of the Required Insurance in the manner set forth in Section 9.3(a) or in the manner set forth in Section 9.3(b) above, Agent may purchase insurance at Borrower’s expense to protect Agent’s interests in the Collateral. The insurance purchased by Agent may, but need not, protect Borrower’s interests in the Collateral, and therefor such insurance may not pay any claim that Borrower may make or any claim that is made against Borrower in connection with the Collateral. Borrower may later request that Agent cancel any insurance purchased by Agent, but only after providing Agent with satisfactory evidence that Borrower has the Required Insurance. If Agent purchases insurance covering all or any portion of the Collateral, Borrower shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price thereof, until the effective date of the cancellation or the expiration of the insurance, and Agent may charge all of such costs, interest and other charges to the Borrower. The costs of the premiums of any insurance purchased by Agent may exceed the costs of insurance that Borrower may be able to purchase on its own. In the event that Agent purchases insurance, Agent will notify Borrower of such purchase within thirty (30) days after the date of such purchase. If, within thirty (30) days after the date of receipt of such notice, Borrower provides Agent with proof that Borrower had the Required Insurance as of the date on which Agent purchased insurance and Borrower has continued at all times thereafter to have the Required Insurance, then Agent agrees to cancel the insurance purchased by Agent and credit the Borrower’s Loan Account for the amount of all costs, interest and other charges associated with such insurance that Agent previously charged to the Borrower’s Loan Account.

(d)          Application of Insurance and Condemnation Proceeds. So long as no Default or Event of Default shall have occurred and remain outstanding as of the date of Agent’s receipt of any Casualty Proceeds:

(i)          In the event of any loss or damage to any Inventory by condemnation, fire or other casualty, Agent agrees to apply the Casualty Proceeds first to repay the Term Loan in the manner set forth in Section 4.5(c).

(ii)         In the event of any loss or damage to any item of Collateral other than Inventory by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty are greater than or equal to $150,000, Agent may, at its option in its sole discretion, apply such Casualty Proceeds to repair or replace such Collateral or to repay the outstanding Term Loan.

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(iii)        In the event of any loss or damage to any item of Collateral by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty are less than $150,000, the Borrower may elect (by delivering written notice to Agent within ten (10) Business Days following Agent’s receipt of such Casualty Proceeds) to replace or repair such item of Collateral, in which case Agent shall promptly remit such Casualty Proceeds to Borrower to be applied to the costs incurred in such repair or replacement subject to the last paragraph of this Section 9.3.

(iv)        In the event of any loss or damage to any real estate (not comprising the Real Property) leased by Borrower by condemnation, fire or other casualty, Borrower may use the Casualty Proceeds in the manner required or permitted by the lease agreement relating thereto. In the event of any loss or damage to any real estate owned by Borrower by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty are less than $150,000, and so long as Borrower has sufficient business interruption insurance to replace the lost profits of the facilities affected by the condemnation, fire or other casualty, Borrower may elect to repair or replace such real estate, subject to the following terms:

If a Default or an Event of Default shall have occurred and remain outstanding as of the date of Agent’s receipt of any Casualty Proceeds, or if Borrower does not or cannot elect to use the Casualty Proceeds in the manner set forth in paragraphs (iii) or (iv) above or if any lease of space in the Real Property shall be cancelled or terminated because of such casualty or loss, Agent may, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of Agent, apply the Casualty Proceeds to the payment of the Obligations in such manner and in such order as Agent may elect in its sole and absolute discretion.

9.4           Payment of Taxes. Borrower shall pay when due all Taxes lawfully levied, assessed or imposed upon Borrower or the Collateral (including all sales taxes collected by Borrower on behalf of Borrower’s customers in connection with sales of Inventory and all payroll taxes collected by Borrower on behalf of Borrower’s employees), unless Borrower is contesting such Taxes in good faith, by appropriate proceedings, and are maintaining adequate reserves for such Taxes in accordance with GAAP. Notwithstanding the foregoing, if a lien securing any Taxes is filed in any public office and such lien is not a Permitted Tax Lien, then Borrower shall pay all Taxes secured by such lien immediately and remove such lien of record promptly. Pending the payment of such Taxes and removal of such lien, Agent may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, (i) establish a reserve in the amount of such Taxes (or such other amount as Agent shall deem appropriate in the exercise of its reasonable business judgment) or (ii) pay such Taxes on behalf of Borrower, and the amount paid by Agent shall become an Obligation which is due and payable on demand by Agent.

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9.5           Compliance with Laws.

(a)          Borrower agrees to, and shall cause Operator to agree to, comply with all Laws, and all orders of any federal, state or local legislative, administrative or judicial body or official, if the failure to so comply would reasonably be expected to have a Material Adverse Effect; provided that Borrower may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which Agent determines, in the exercise of its reasonable business judgment, will not materially and adversely affect Agent’s or the Lenders’ rights or priorities in the Collateral.

(b)          Without limiting the generality of the foregoing, Borrower agrees to, and shall cause Operator to agree to, comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of Borrower’s real property and operation of Borrower’s and Operator’s business, if the failure to so comply would reasonably be expected to have a Material Adverse Effect. Borrower shall not be deemed to have breached any provision of this Section 9.5(b) if (i) the failure to comply with the requirements of this Section 9.5(b) resulted from good faith error or innocent omission, (ii) Borrower promptly commences and diligently pursues a cure of such breach and (iii) such failure is cured within thirty (30) days following Borrower’s receipt of notice from Agent of such failure, or if such breach cannot in good faith be cured within thirty (30) days following Borrower’s receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable Law.

(c)          Borrower will and shall cause Operator to, (i) maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Healthcare Facility for its current use, all Permits necessary under Healthcare Laws to continue to receive reimbursement under all Third Party Payor Programs in which any Operator, Borrower or any Healthcare Facility participates as of the date of this Agreement, and (ii) provide to Agent upon request, an accurate, complete and current list of all participation agreements with Third Party Payors with respect to the business of Borrower and Operator (collectively, “Participation Agreements”). Borrower will, and Borrower shall cause Operator to, at all times comply in all material respects with all requirements, contracts, conditions and stipulations applicable to Borrower and Operator in order to maintain in good standing and without default or limitation all such Participation Agreements.

9.6           Notices Concerning Environmental, Employee Benefit, Pension Matters and Healthcare Matters. Borrower agrees to notify Agent in writing of:

(a)          any expenditure (actual or anticipated) in excess of $25,000 for environmental clean-up, environmental compliance or environmental testing and the impact of said expenses on Borrower’s working capital;

(b)          Borrower’s or Operator’s receipt of notice from any local, state or federal authority advising Borrower or Operator of any environmental liability (real or potential) arising from Borrower’s or Operator’s operations, its premises, its waste disposal practices or waste disposal sites used by Borrower or Operator;

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(c)          Borrower’s receipt of notice from any governmental agency or any sponsor of any “multiemployer plan” (as that term is defined in ERISA) to which Borrower has contributed, relating to any of the events described in Section 12.1(g) of this Agreement;

(d)          Borrower’s or Operator’s receipt of material notices pertaining to Borrower, Operator or any Healthcare Facility, and copies of all material notices received from any governmental agency or insurance company related to the Property or the Healthcare Facility within seven (7) days after such notice is received by Borrower or Operator;

(e)          Borrower’s or Operator’s receipt of notice of any investigation or audit, or pending or threatened proceedings relating to, any material violation by Borrower or Operator of any Healthcare Law, including, without regard to materiality, (x) any investigation or audit or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions and (y) any criminal or civil investigation initiated, claim filed or disclosure required by the Office of Inspector General, the Department of Justice, CMS or any other Government Authority;

(f)          Borrower’s or Operator’s receipt of a written recommendation from any Government Authority or other regulatory body that such Operator or Borrower should have its licensure, provider or supplier number or accreditation suspended, revoked or limited in any material way, or have its eligibility to participate in Medicare, Medicaid or any other government program to accept assignments or rights to reimbursement under Medicaid, Medicare or any other government program regulations suspended, revoked or limited in any material way;

(g)          promptly upon the chief operating officer of the manager of Borrower becoming aware of the existence of any condition or event which constitutes a Default or Event of Default under any of the Loan Documents, together with a description of the nature and period of existence thereto and what actions Borrower is taking (and proposes to take) with respect thereto;

(h)          any notice of default, oral or written, given to Borrower by any creditor for borrowed money in excess of $50,000; and

(i)          any Proceeding claiming in excess of $50,000 against Borrower or which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

Borrower agrees to provide Agent promptly (or within such timeframe specifically provided above, as applicable) with copies of all such notices and other information pertaining to any matter set forth above if Agent so requests.

9.7           Collateral Reporting; Billing and Collection System.

(a)          Borrower agrees to furnish to Agent such information as Agent reasonably requires in connection with monitoring the Collateral, at the times and in the manner determined by Agent, including Medicare and Medicaid cost reports and audits related to the Operator.

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(b)          Each Credit Party shall provide electronic access to Agent of its billing and collection system, on a read-only basis, for purposes of permitting Agent to inspect and verify billing and collections transactions and related data in connection with the Collateral, from time to time. Each Credit Party shall, if necessary, promptly rebill the applicable Account Debtor or, with respect to Government Account Debtors, if requested by the primary servicer, cooperate fully with such servicer to rebill such Account Debtor.

9.8           Financial Reporting. The Borrower agrees to deliver or furnish, or cause to be furnished, to Agent:

(a)          as soon as available but in any event, within one hundred twenty (120) days after the end of each fiscal year of Borrower and Operator, deliver financial statements of Borrower and Operator for such year which present fairly each of Borrower’s and Operator’s financial condition including the balance sheet of Borrower and Operator as at the end of such fiscal year and a statement of cash flows and income statement for such fiscal year, setting forth in comparative form, the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and internally prepared and reviewed by independent public accountants of recognized standing, which shall be prepared in accordance with generally accepted auditing standards;

(b)          as soon as available but in any event within thirty (30) days after the end of each fiscal quarter, each of Borrower’s and Operator’s internally prepared financial statements, along with year-to-date information, including a balance sheet, income statement and statement of cash flows with respect to the periods measured;

(c)          contemporaneously with the delivery of the annual and quarterly financial statements referred to in clauses (a) and (b) above and the monthly financial statements referred to in clause (d) below, such financial reports and information as Agent shall require evidencing compliance with the applicable financial covenants, which reports and information shall include, at a minimum, delivery to Agent of a Compliance Certificate substantially in the form of Exhibit D attached hereto, signed by an authorized financial or accounting officer or manager of the Borrower Representative (or any other Authorized Officer satisfactory to Agent), and, if requested by Agent, backup documentation (including invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the deductions from revenues in determining such compliance;

(d)          as soon as available but in any event within thirty (30) days after the end of each month, deliver to Agent, Borrower’s and Operator’s internally prepared monthly financial statements, along with year-to-date information, including census data, a balance sheet, income statement and statement of cash flows with respect to the periods measured;

(e)          if a Default or an Event of Default shall have occurred and remains outstanding, as soon as practicable and in any event: (i) within fifteen (15) days after the end of each month, (A) a detailed trial balance of Operator’s Accounts aged by Account Debtor per date of service, in form and substance reasonably satisfactory to Agent, including, without limitation, the names and addresses of all Account Debtors of Operator and the patients to whom such Account Debtors relate, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Agent may require in its sole discretion), including a listing of any held checks; and (ii) within ten (10) days after the end of each month, (x) completed Account Debtor reconciliation form, in a format provided by Agent, (y) a text file containing a list of Operator’s Accounts aged by Account Debtor per date of service, including, without limitation, the names and addresses of all Account Debtors of Operator and a payor concentration schedule, and (z) census data for the Healthcare Facility;

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(f)          if a Default or an Event of Default shall have occurred and remains outstanding, as and when filed by Borrower and Operator, copies of all (x) financial reports, registration statements and other documents filed by such Borrower or Operator with the U.S. Securities and Exchange Commission, as and when filed by such Borrower or Operator, and (ii) annual reports filed pursuant to ERISA in connection with each benefit plan of each Borrower and/or Operator subject to ERISA;

(g)          at least fifteen (15) days prior to the first day of each fiscal year, annual projections for each of Borrower and Operator for such year, including a balance sheet, income statement and statement of cash flow projections, all prepared on a monthly basis;

(h)          if a Default or an Event of Default shall have occurred and remains outstanding, contemporaneously with delivery of the annual financial statements referred to in clause (a) above, census data for Operator and a good standing certificate from each Borrower’s and Operator’s jurisdiction of organization evidencing that such Borrower and Operator remains in good standing in, and continues to be organized under the laws of, such jurisdiction;

(i)          on the last business day of each fiscal quarter, evidence satisfactory to Agent that all payroll taxes for the Borrower and Operator, that are due have been paid in full, including without limitation, evidence of such payment;

(j)          promptly upon receipt thereof, copies of all financial reports and other information Borrower receives from Operator as required under the Operating Lease;

(k)          upon Agent’s request, on the last Business Day of every month, evidence satisfactory to Agent that all federal and state taxes that are due have been paid in full, including without limitation copies of the most recently filed Form 941 for Borrower and Operator together with evidence of such payment; and

(l)          such other data, reports, statements and information (financial or otherwise), as Agent may reasonably request.

Should Borrower or Operator modify its accounting principles and procedures from those in effect on the Closing Date, Borrower agrees to prepare and deliver to Agent and the Lenders statements of reconciliation in form and substance reasonably satisfactory to Agent.

9.9           Audits. From time to time (but no more than twice in any twelve (12) month period) upon the request of Agent (or at any time during the existence of an Event of Default), the Borrower agrees to permit Agent to perform audits of Borrower’s books and records. The Borrower agrees to reimburse Agent for the reasonable costs and expenses relating to any such audits (but no more than twice in any twelve (12) month period absent an Event of Default), which shall constitute Out-of-Pocket Expenses.

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9.10         Business Qualification. Borrower agrees to qualify to do business, and to remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify, or to remain qualified or in good standing, would reasonably be expected to have a Material Adverse Effect.

9.11         Hazardous Materials; Remediation.

(a)          If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of Borrower or Operator, Borrower will cause, or direct the Operator to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all applicable Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, Borrower shall, and shall cause Operator to, comply with each applicable Environmental Law requiring the performance at any real property by Borrower or any other Operator of activities in response to the release or threatened release of any Hazardous Material.

(b)          In the event the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination is determined to cost in excess of $250,000, Borrower will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

9.12         Use of Proceeds. Borrower agrees that the proceeds of the Term Loan shall be used by Borrower solely for: (a) payment of transaction fees incurred in connection with this Agreement, (b) refinancing or termination of the Closing Date of Indebtedness of Borrower, and (c) for working capital purposes.

9.13         Tax Returns and Reports. At Agent’s request from time to time, Borrower shall promptly furnish Agent with copies of the annual federal and state income tax returns of Borrower.

9.14         Material Adverse Developments. Borrower agrees that immediately upon it or any of its officers becoming aware of any development or other information which would reasonably be expected to materially and adversely affect the businesses, financial condition, property or prospects of a Borrower or Borrower’s ability to perform under this Agreement, it shall give to Agent telephonic or facsimile notice specifying the nature of such development or information and such anticipated effect.

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9.15        Borrower Changes. Borrower shall give thirty (30) days prior written notice to Agent of any changes in (a) its jurisdiction of organization, (b) in the location of any of its chief executive office or any other places of business, or the establishment of any new, or the discontinuance of any existing place of business, and (c) its name.

9.16        Business Conducted. Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers. Borrower shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by it immediately prior to the Closing Date (after giving effect to the purchase of the Healthcare Facility and the acquisition of the Real Property).

9.17        Healthcare Operations. Without limiting the generality of the foregoing covenants and to induce Agent and Lenders to enter into this Agreement and to make the Term Loan and other credit accommodations contemplated hereby, Borrower hereby covenants and agrees with Agent and Lenders that:

(a)          Borrower will or will cause Operator or Manager to:

(i)          maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Healthcare Facility for its current use, all Healthcare Permits necessary under Healthcare Laws (A) to carry on the business of Borrower and Operator as it is conducted on the Closing Date, and (B) if Operator receives or has applied for Medicaid or Medicare reimbursements as part of its business, to continue to receive reimbursement under Medicare and Medicaid in substantial compliance with all requirements for participation in, and for the licensure required to provide the services that are reimbursable under, Medicare and Medicaid, including, without limitation, the Medicare and Medicaid Patient Protection Act of 1987, as the same may be amended, and such other Third Party Payor Programs as to which any Operator receives or has applied for reimbursement as part of its business;

(ii)         not suffer or permit to occur any of the following:

(1)         any transfer of a Healthcare Permit or rights thereunder to any Person (other than Borrower or Lender) or to any location other than a Healthcare Facility approved by Agent in advance in writing;

(2)         any pledge or hypothecation of any Healthcare Permit as collateral security for any indebtedness other than indebtedness to Agent and Lenders;

(3)         any rescission, withdrawal, revocation, amendment or modification of or other alteration to the nature, tenor or scope of any Healthcare Permit without Agent’s prior written consent, including, without limitation, (i) any change to the authorized units/beds capacity of any Healthcare Facility and/or the number of units/beds approved by the applicable Government Authority, and (ii) any transfer all or any part of any Healthcare Facility’s authorized units or beds to another site or location;

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(4)         any voluntary transfer of any resident of any Healthcare Facility to any other facility, unless such transfer is at the request of the resident (without economic incentives being given to the resident by an Affiliate of Operator) or its payor or is for reasons relating to non-payment or the health, required level of medical care or safety of the resident to be transferred;

(5)         without Agent’s prior written consent, the provision by Operator of regulated services in addition to those required by Healthcare Permits at any Healthcare Facility; or

(6)         any fact, event or circumstance for which notice to Lender is required under Section 9.6 and which would reasonably be expected to have a Material Adverse Effect on Borrower;

(iii)        cause all Healthcare Permits and any other agreements necessary for the use and operation of the Healthcare Facility to remain in effect without reduction in the number of licensed beds or beds authorized for use in applicable Third Party Payor Programs;

(iv)        following the occurrence and during the continuance of any Event of Default, upon Lender’s request, if permitted by any applicable legal requirements, turn over to Lender all resident deposits (and any interest theretofore earned thereon) with respect to the Healthcare Facilities, to be held by Lender subject to the terms of their related agreements;

(v)         provide to Lender upon request, an accurate, complete and current list of all participation agreements with Third Party Payors with respect to the business of Operator; and

(vi)        maintain a corporate health care regulatory compliance program (“CCP”) which includes at least the following components and allows Lender and/or any outside consultants from time to time to review such CCP: (a) standards of conduct and procedures that describe compliance policies regarding Laws with an emphasis on prevention of fraud and abuse; (b) specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (c) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse Laws and illegal billing practices; (d) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including, without limitation, publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (e) disciplinary guidelines and consistent enforcement of compliance policies including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (f) mechanisms to immediately respond to detected violations of the CCP.

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(b)          If any Healthcare Facility is currently accredited by JCAHO, Operator shall (i) maintain such accreditation in good standing and without limitation or impairment, (ii) promptly submit to JCAHO a plan of correction for any deficiencies listed on any JCAHO accreditation survey report, and (iii) cure all such deficiencies within such time frame as is necessary to preserve and maintain in good standing and without limitation or impairment such JCAHO accreditation.

(c)          If required under applicable Healthcare Laws, Borrower has and shall maintain or shall cause Operator to have and maintain, in full force and effect a valid CON for no less than the number of beds and units in the Healthcare Facilities as of the date of this Agreement.

(d)          Borrower shall, or shall cause Operator to, maintain any applicable CON free from restrictions or known conflicts which would materially impair the use or operation of each Healthcare Facility for its current use, and shall not permit any CON to become provisional, probationary or restricted in any way.

9.18         Additional Pledgors. In the event that any Person becomes a holder of any Equity Interest of Borrower and such Person is not a party to the Pledge Agreements, Borrower shall cause such Person to join such Pledge Agreements as a pledgor simultaneously with such Person becoming such holder of Equity Interest. In the event that any equity is certificated, such Person shall deliver to Agent such certificates representing all owned interests in Borrower with attached transfer powers executed in blank.

9.19         Operator Financing. Pursuant to the terms of the Operating Lease, Borrower shall cause Operator to grant to Borrower a lien and security interest in all tangible and intangible assets of such Operator, which lien shall be assigned to the Agent and, if at any time on or after the Closing Date, Operator obtains a loan, debt financing or a revolving line of credit from any bank, financial institution or lender (“Operator’s Lender”) other than Agent, Borrower shall cause Operator’s lender, prior to closing any such financing, to enter into an Intercreditor Agreement with Borrower or Lender in form and substance acceptable to the Lender.

9.20         Syndications.

(a)          General. Borrower hereby acknowledges that Lenders may, with Agent’s prior written consent (which may be given as to each instance or generally as to all instances), in one or more transactions (i) sell, or otherwise transfer the Term Loan or any portion thereof one or more times, (ii) sell participation interests in the Term Loan one or more times, (iii) further divide or re-divide the Term Loan into two or more separate notes or components which may take the form of senior/junior/mezzanine notes or components or senior/subordinate notes or components or multiple components of such division, and which may be secured by some or all of the Collateral, or (iv) grant, pledge, assign a security interest in or otherwise collaterally transfer all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of such Lender to any other Person (the transactions referred to in clauses (i) through (iv) above, each a “Secondary Market Transaction”, and collectively “Secondary Market Transactions”). With respect to any Secondary Market Transaction described in clause (iii) above, such notes or note components may be assigned different interest rates, so long as, at such time the weighted average of the relevant interest rates equals the Libor Rate.

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(b)          Borrower Cooperation. Borrower shall cooperate with Lenders and use Borrower’s good faith efforts to facilitate the consummation of each Secondary Market Transaction including, without limitation, by: (i) amending or causing the amendment of any Loan Document, and executing such additional documents, instruments and agreements as may be reasonably required by Lenders in connection with the relevant Secondary Market Transaction, provided any such amendment does not affect the economic terms contained in the Loan Documents or otherwise increase in any material respect Borrower’s, Guarantor’s or Operator’s obligations under the Loan Documents; (ii) promptly and reasonably providing such information (including, without limitation, financial information) as may be requested in connection with the preparation of a private placement memorandum, prospectus or a registration statement required to privately place or publicly distribute the securities in a manner which does not conflict with federal or state securities laws; (iii) providing in connection with each of (A) a preliminary and a final private placement memorandum or other offering documents or (B) a preliminary and final prospectus, as applicable (each, a “Disclosure Document”), a certificate certifying that Borrower has carefully examined those sections of such Disclosure Documents, as applicable, pertaining to Borrower, its Affiliates, the Term Loan, and the Healthcare Facilities and that such sections (and any other sections reasonably requested by a Lender) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; (iv) causing to be rendered such opinion letters reasonably requested by the Lender for the relevant Secondary Market Transaction; (v) making such representations, warranties and covenants, as may be reasonably requested by a Lender for the Secondary Market Transaction; and (iv) providing any other information and materials reasonably required in the Secondary Market Transaction. Borrower shall be responsible only for their own costs and expenses (including attorneys’ fees) and shall not be responsible for any third party costs and expenses incurred by Lenders in connection with any Secondary Market Transaction.

9.21         Maintenance of Existence; Single Purpose Entity Requirements. Borrower will preserve, renew and keep in full force and effect their respective existence and all material rights, privileges, Permits and franchises necessary in the normal conduct of business. Borrower will preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges, Permits and franchises necessary or desirable to, at all times, comply with all Single Purpose Entity requirements set forth on Exhibit E. Borrower shall, as of the Closing Date and throughout the term of the Term Loan, include in their respective Organizational Documents each of the Single Purpose Entity requirements set forth on Exhibit E.

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SECTION 10.

FINANCIAL COVENANTS

Until and including the Termination Date, Borrower agrees, on a combined basis:

10.1         Fixed Charge Coverage Ratio. For the Test Period ending on December 31, 2015, and at all times thereafter, for each Test Period measured as of the last day of each fiscal quarter, to maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00.

10.2         Debt Service Coverage Ratio. For the Test Period ending on December 31, 2015, and at all times thereafter, for each Test Period measured as of the last day of each fiscal quarter, to maintain a Debt Service Coverage Ratio of not less than 1.50 to 1.00.

SECTION 11.

NEGATIVE COVENANTS

On the Closing Date and at all times thereafter until and including the Termination Date:

11.1         Liens and Encumbrances. Borrower shall not (and shall not permit Operator to) mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral or its other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances.

11.2         Indebtedness. Borrower shall not incur or create any Indebtedness other than the Permitted Indebtedness.

11.3         Sale of Assets. Borrower shall not (and shall not permit Operator to) sell, lease, assign, transfer or otherwise dispose of (a) Collateral, except as otherwise specifically permitted by this Agreement, or (b) all or any substantial part of its assets, if any, which do not constitute Collateral. Notwithstanding the foregoing, (1) Borrower may (x) sell, transfer or otherwise dispose of Inventory in the ordinary course of business and (y) so long as no Default or Event of Default has occurred and is continuing, sell, transfer or otherwise dispose of Equipment for fair market value, sell or trade-in Equipment in connection with the acquisition of replacement Equipment and sell, transfer or otherwise dispose of obsolete Equipment and (2) without the prior consent of Lender, Healthcare Real Estate Holdings, LLC, may assign or transfer one hundred percent (100%) of its Equity Interests in Borrower to Cornerstone Healthcare Holdings 1, LLC, provided that no Event of Default has occurred and is continuing and Borrower shall or shall cause to be executed such documents in connection therewith that Lender may reasonably request.

11.4         Corporate Change. Borrower shall not (and shall not permit Operator to) (a) merge or consolidate with any other entity, (b) change its name or principal places of business, (c) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, (d) enter into or engage in any operation or activity materially different from that being conducted as of the Closing Date by Borrower, Operator or any Guarantor, as the case may be or (e) revise its Organizational Documents; provided that Borrower, any Guarantor and any subsidiary of Borrower may change its name or its principal place of business so long as Borrower provides the Agent with thirty (30) days prior written notice thereof and the appropriate parties execute and deliver to the Agent, prior to making such change, all documents and agreements required by the Agent in order to ensure that the liens and security interests granted to the Agent, for its benefit and for the benefit of the Lenders, hereunder continue in effect without any break or lapse in perfection.

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11.5         Guaranty Obligations. Borrower shall not (and shall not permit Operator to) assume, guarantee, endorse or otherwise become liable upon the obligations of any person, firm, entity or corporation, except pursuant to this Agreement and the other Loan Documents, and by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

11.6         Dividends and Distributions. Borrower shall not declare or pay any dividend or Distribution of any kind on, or purchase, acquire, redeem or retire, any of its Equity Interests (of any class or type whatsoever), whether now or hereafter issued and outstanding other than Permitted Distributions, if any Default or Event of Default exists at such time or would result therefrom. For the avoidance of doubt, subject to the terms and conditions set forth in Section 11.9, if no Default or Event of Default exists, Borrower shall be permitted to pay dividends and make distributions in the ordinary course.

11.7         Investments. Borrower shall not (and shall not permit Operator to) (i) create any new subsidiary, or (ii) make any advance or loan to, or any investment in, any firm, entity, person or corporation other than Permitted Intercompany Loans, or (iii) acquire all or substantially all of the assets of, or any capital stock or any Equity Interests in, any firm, entity or corporation, other than current investments of Borrower, any Guarantor and any subsidiary of Borrower, as the case may be, in existing subsidiaries of such entities, or Permitted Investments.

11.8         Related Party Transactions. Borrower shall not (and shall not permit Operator) to enter into any transaction, including any purchase, sale, lease, loan or exchange of property, with any shareholder, officer, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with Borrower, any Guarantor or any subsidiary of Borrower, unless (i) such transaction otherwise complies with the provisions of this Agreement, (ii) such transaction is for the sale of goods or services rendered in the ordinary course of business and pursuant to the reasonable requirements of Borrower, any Guarantor or any subsidiary of Borrower, as the case may be, and upon standard terms and conditions and fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms-length transaction with an unrelated third party, and (iii) no Default or Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction.

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11.9         Restricted Payments.

(a)          Borrower shall not (and shall not permit any Operator to) make any payment of the principal of, or interest on, any Subordinated Debt, or purchase, acquire or redeem any of the Subordinated Debt, unless (x) such payment, purchase, acquisition or redemption of such Subordinated Debt is expressly permitted by the terms of the applicable Subordination Agreement and (y) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof;

(b)          Borrower shall not make or pay any dividends, salaries or other fees or compensation to any Person holding an Equity Interest in Borrower (other than (A) payments of salaries to individuals, (B) directors’ fees, and (C) advances and reimbursements to employees or directors, all in the ordinary course of Borrower’s business and consistent with past practices) other than with respect to any dividend or other cash payment, those dividend or other cash payments to the extent (x) Borrower provides Agent with a Compliance Certificate at least five (5) Business Days prior to any such dividend or payment evidencing Borrower’s pro-forma compliance with Section 10 of this Agreement after giving effect to any such dividend or payment and (y) no Default or Event of Default shall exist or be created by the payment of any such dividend or payment.

11.10         Manager; Management Agreements. Other than the Management Agreement entered into by and between Operator and Manager, Borrower shall not enter into any Management Agreement for any Healthcare Facility without the prior written consent of Agent. Any manager shall be required to enter into an assignment and subordination of Management Agreement in form and substance reasonably satisfactory to Agent.

11.11         Operating Leases. Borrower shall not suffer or permit any material breach or default to occur in any of Borrower’s obligations under any Operating Lease, nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement thereof. Borrower shall notify Agent promptly in writing in the event Operator materially defaults under any Operating Lease. Furthermore, any such Operating Lease shall not be modified or amended in any material respect without first obtaining the Agent’s prior written approval.

11.12         Prohibited Uses of Proceeds. Borrower shall not use the proceeds of any Term Loan made under this Agreement, directly or indirectly, in violation of any applicable Law or regulation, including without limitation Regulation T, U or X of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor regulation or official interpretation of such Board), or to purchase or carry any “margin stock,” as defined in Regulations U and X, or any “margin security,” “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T, U or X.

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11.13         Compliance with Anti-Terrorism Laws. Agent and Lenders hereby notify Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent and Lenders are required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Agent and Lenders to identify such party in accordance with Anti-Terrorism Laws. Borrower will not, or will not permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. Borrower shall immediately notify Agent and Lenders if Borrower has knowledge that Borrower, the Operator or any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not, or will not permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

11.14         Borrower’s Statements. Borrower shall furnish to Lender no certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

11.15         Limitation on Sale and Leaseback Transactions. Borrower will not, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, Borrower sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

SECTION 12.

EVENTS OF DEFAULT AND REMEDIES

12.1         Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(a)          the failure of Borrower to (i) pay any of the principal and interest payment due hereunder within four (4) days after such principal and interest payments become due, provided that nothing contained herein shall prohibit Agent from charging such amounts to the Borrower’s Loan Account on the due date thereof; or (ii) pay any other Obligations (other than principal and interest payments referenced under Section 12.1(a)(i) above) on the due date thereof, provided that nothing contained herein shall prohibit Agent from charging such amounts to the Borrower’s Loan Account on the due date thereof;

(b)          the breach or violation by Borrower of any warranty, representation or covenant contained in Article 6, Article 7, Sections 8.2, 8.3, 8.4, 9.3, 9.4, Article 10 or Article 11;

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(c)          the breach or violation by Borrower of any warranty, representation or covenant contained in this Agreement (other than those referred to in Section 12.1(b) above), provided that such breach or violation shall not be deemed to be an Event of Default unless Borrower fails to cure such breach or violation to Agent’s reasonable satisfaction within five (5) days from the date of such breach or violation, provided, however, Borrower shall have an additional thirty (30) days to cure such breach or violation if (i) such breach or violation does not involve the failure to make payment on a monetary obligation (ii) such breach or violation cannot reasonably be cured within five (5) days; and (iii) Borrower is diligently undertaking to cure such breach or violation;

(d)          the cessation of the business of any Credit Party or the Operator (so long as the Operator is an Affiliate of Borrower), or the calling of a meeting of the creditors of any Credit Party or the Operator (so long as the Operator is an Affiliate of Borrower) for purposes of compromising its debts and obligations;

(e)          the failure of any Credit Party or the Operator (so long as the Operator is an Affiliate of Borrower) to generally meet its debts as those debts mature;

(f)           (i) the commencement by any Credit Party or the Operator (so long as the Operator is an Affiliate of Borrower) of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceedings under any federal or state law; or (ii) the commencement against any Credit Party or the Operator (so long as the Operator is an Affiliate of Borrower) of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceeding under any federal or state law by creditors of any of them, but only if such proceeding is not contested by such Credit Party or the Operator (so long as the Operator is an Affiliate of Borrower), as applicable, within thirty (30) days and not dismissed or vacated within sixty (60) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by such Credit Party or the Operator (so long as the Operator is an Affiliate of Borrower), as applicable;

(g)          Borrower shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) incur any “accumulated funding deficiency” as defined in ERISA, (iii) incur any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) become involved in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect this Section 12.1(g), such event or condition either (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in Agent’s reasonable business judgment, subject Borrower to any tax, penalty or other liability having a Material Adverse Effect;

(h)          the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any of the other Loan Documents, or any of the other Loan Documents ceases to be valid, binding and enforceable in accordance with its terms;

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(i)          If any Credit Party shall default beyond any grace period under any agreement with respect to any Indebtedness or Subordinated Debt having a principal amount in excess of $100,000 and (i) such default consists of the failure to pay any principal, premium or interest with respect to such Indebtedness or Subordinated Debt or (ii) such default consists of the failure to perform any covenant or agreement with respect to such Indebtedness or Subordinated Debt, if the effect of such default is to cause or permit such Indebtedness or Subordinated Debt to become due prior to its maturity date or prior to its regularly scheduled date of payment;

(j)          Borrower shall modify the terms or provisions of any agreement, instrument or other document relating to any Subordinated Debt without Agent’s prior written consent, unless such modification is permitted by the applicable Subordination Agreement;

(k)          a Change of Control or Material Adverse Effect shall occur;

(l)          a final judgment for the payment of money in excess of $100,000 shall be rendered against Borrower or a final judgment for the payment of money in excess of $100,000 shall be rendered against any Guarantor (other than a judgment as to which a financially sound and reputable insurance company has acknowledged coverage of such claim in writing), and either (i) within sixty (60) days after the entry of such judgment, shall not have been discharged or stayed pending (or if stayed pending appeal, shall not have been discharged within thirty (30) days after the entry of a final order of affirmance on appeal), or (ii) enforcement proceedings shall be commenced by any holder of such judgment;

(m)          a default or event of default by Borrower or Operator, or the breach or threatened breach by any Person, under any Operating Lease which Agent reasonably believes will result in, or which results in, a Material Adverse Effect;

(n)          any Guarantor or pledgor shall attempt to terminate its Guaranty Agreement or Pledge Agreement or deny that such Guarantor or pledgor has any liability thereunder, or any Guaranty Agreement or Pledge Agreement shall be declared null and void and of no further force and effect;

(o)          Borrower shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it at any of its Healthcare Facilities in any manner that has or could reasonably be expected to have or result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree, ordinance or order of any court of competent jurisdiction, Government Authority or municipality;

(p)          a state or federal regulatory agency shall have revoked any material Permit, including any license, permit, certificate or Medicaid or Medicare qualification pertaining to any Healthcare Facility of Borrower, regardless of whether such material Permit was held by or originally issued for the benefit of Borrower;

(q)          any instruction or agreement regarding the Commercial Depository Account or the bank accounts related thereto is amended or terminated without the written consent of Agent; or

(r)          Borrower or other Credit Party shall fail to satisfy or deliver, or cause to be satisfied or delivered, any Post Closing Matter in accordance with Section 9.2.

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12.2         Remedies With Respect to Outstanding Loans. Upon the occurrence and during the continuance of an Event of Default, Agent may, at its option, and Agent shall, upon the request of the Required Lenders, (a) declare all Obligations immediately due and payable (including, without limitation, the Prepayment Premium and the Exit Fee), (b) charge Borrower the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 6.1 of this Agreement, and (c) immediately terminate this Agreement upon notice to Borrower. Notwithstanding the foregoing, this Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by Agent or the Lenders, upon the commencement by any Credit Party or the Operator of any proceeding described in clause (i) of Section 12.1(f) or the occurrence of an Event of Default described in clause (ii) of Section 12.1(f). The exercise of any option is not exclusive of any other option that may be exercised at any time by Agent or the Lenders.

12.3         Remedies with Respect to Collateral. Immediately after the occurrence and during the continuance of an Event of Default, Agent may, at its option, and Agent shall, upon the request of the Required Lenders, to the extent permitted by applicable Law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts, and Agent may use, at Borrower’s expense, such of Borrower’s personnel, supplies or space at Borrower’s place of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of Borrower, the Lenders or Agent on behalf of the Lenders, and generally shall have all other rights respecting the Accounts, including the right to (i) accelerate or extend the time of payment, (ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of Borrower or Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at Agent’s sole option and discretion, and Agent, on behalf of the Lenders, may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by Borrower; (d) foreclose Agent’s security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Collateral without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided at law, in equity, by contract or otherwise. While an Event of Default exists, Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of Borrower or Agent, on behalf of the Lenders, or in the name of such other party as Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as Agent in its sole discretion may deem advisable, and Agent shall have the right to purchase at any such sale on behalf of the Lenders. In exercising its remedies hereunder in accordance with the terms hereof, if any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as Agent shall deem appropriate. Borrower agrees, at the request of Agent while an Event of Default exists, to assemble the Inventory and Equipment, and to make it available to Agent at premises of Borrower or elsewhere and to make available to Agent the premises and facilities of Borrower for the purpose of Agent’s taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from Agent’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) shall be applied by Agent to the payment of the Obligations in the order set forth in Section 12.4 hereof, and Borrower shall remain liable to Agent and the Lenders for any deficiencies to the extent permitted by applicable law, and Agent, in turn, agrees to remit to Borrower or their successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other right of Agent or the Lenders under applicable Law or the other Loan Documents, all of which shall be cumulative.

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12.4         Application of Proceeds. Following the occurrence and during the continuance of an Event of Default, Agent agrees to apply payments received in respect of the Obligations and the net cash proceeds resulting from Agent’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) to the payment of the Obligations in the following order: (a) first, to all unpaid Out-of-Pocket Expenses; (b) second, to all accrued and unpaid fees owed to Agent and the Lenders; (c) third, to accrued and unpaid interest on the Obligations; (d) fourth, to the unpaid principal amount of the Obligations; and (e) fifth, to Borrower as provided under Section 12.3 hereof.

12.5         General Indemnity. In addition to Borrower’s agreement to reimburse Agent for Out-of-Pocket Expenses, but without duplication, Borrower hereby agrees to indemnify Agent and the Lenders, and each of their respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney’s fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party to the extent: (a) resulting from Agent’s exercise of (or failure to exercise) any of Agent’s rights and remedies hereunder, including (i) any sale or transfer of the Collateral, (ii) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (iii) the defense of Agent’s interests in the Collateral (including the defense of claims brought by Borrower as a debtor-in-possession or otherwise, any secured or unsecured creditors of Borrower, or any trustee or receiver in bankruptcy); (b) resulting from any environmental pollution, hazardous material or environmental clean-up and Borrower’s off-site disposal practices; (c) arising in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over Borrower; and (d) otherwise relating to or arising out of the transactions contemplated by this Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto; provided that an Indemnified Party’s conduct in connection with the any of the foregoing matters does not constitute gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Agreement and the payment in full and satisfaction of the Obligations.

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12.6         Authority. If an Event of Default shall have occurred and is continuing, Borrower hereby authorizes Agent, or any person or agent which Agent may designate, at Borrower’s cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the termination of this Agreement and the full and final payment and satisfaction of the Obligations to: (a) receive, take, endorse, sign, assign and deliver, all in the name of Agent or Borrower, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral; (b) receive, open and dispose of all mail addressed to Borrower, and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (c) request from customers indebted on Accounts at any time, in the name of Agent, information concerning the amounts owing on the Accounts; (d) request from customers indebted on Accounts at any time, in the name of Borrower, any certified public accountant designated by Agent or any other designee of Agent, information concerning the amounts owing on the Accounts; (e) transmit to customers indebted on Accounts notice of Agent’s interest therein and to notify customers indebted on Accounts to make payment directly to Agent for Borrower’s account; and/or (f) take or bring, in the name of Agent, the Lenders, or Borrower, all steps, actions, suits or proceedings deemed by Agent necessary or desirable to enforce or effect collection of the Accounts.

SECTION 13.

AGENCY

13.1         Appointment of Agent; Powers. Each Lender hereby irrevocably designates and appoints Oxford to act as Agent for such Lender under this Agreement and the other Loan Documents, and irrevocably authorizes Oxford, as Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In performing its functions under this Agreement, Agent is acting solely as an agent of the Lenders, and Agent does not assume, and shall not be deemed to have assumed, an agency or other fiduciary relationship with Borrower or any Lender. Agent shall not have any (a) duty, responsibility, obligation or liability to any Lender, except for those duties, responsibilities, obligations and liabilities expressly set forth in this Agreement, or (b) fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents, or otherwise exist against Agent.

13.2         Delegation of Agent’s Duties. Agent may execute any of its duties under this Agreement and all ancillary documents by or through agents or attorneys, and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

13.3         Disclaimer of Agent’s Liabilities. Neither Agent nor any of its Affiliates, or its or its Affiliates’ officers, directors, employees, agents, or attorneys shall be liable to any Lender for any action lawfully taken or not taken by Agent or such person under or in connection with this Agreement and the other Loan Documents (except for Agent’s or such person’s gross negligence or willful misconduct). Without limiting the generality of the foregoing, Agent shall not be liable to the Lenders for (a) any recital, statement, representation or warranty made by Borrower or any officer thereof contained in (i) this Agreement, (ii) any other Loan Document or (iii) any certificate, report, audit, statement or other document referred to or provided for in this Agreement or received by Agent under or in connection with this Agreement, (b) the value, validity, effectiveness, enforceability or sufficiency of this Agreement, the other Loan Documents or Agent’s security interests in the Collateral, (c) any failure of Borrower to perform their respective obligations under this Agreement and the other Loan Documents, (d) any loss or depreciation in the value of, delay in collecting the Proceeds of, or failure to realize on, any Collateral, (e) Agent’s delay in the collection of the Obligations or enforcing Agent’s rights against Borrower, or the granting of indulgences or extensions to Borrower, or any account debtor of Borrower, or (f) any mistake, omission or error in judgment in passing upon or accepting any Collateral. In addition, Agent shall have no duty or responsibility to ascertain or to inquire as to the observance or performance of any of the terms, conditions, covenants or other agreements of Borrower contained in this Agreement or the other Loan Documents, or to inspect, verify, examine or audit the assets, books or records of Borrower at any time.

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13.4         Reliance and Action by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon legal counsel, independent public accountants and experts selected by Agent, and shall not be liable to the Lenders for any action taken or not taken in good faith based upon the advice of such counsel, accountants or experts. In addition, Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, statement, order or other document believed by Agent in good faith to be genuine and correct, and to have been signed, sent or made by the proper person or persons. Agent shall be fully justified in taking or refusing to take any action under this Agreement and the other Loan Documents unless Agent (a) receives the advice or consent of the Lenders or the Required Lenders, as the case may be, in a manner that Agent deems appropriate, or (b) is indemnified by the Lenders to Agent’s satisfaction against any and all liability, cost and expense which may be incurred by Agent by reason of taking or refusing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of all Lenders or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

13.5         Events of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Agent has received written notice from Borrower or a Lender describing such Default or Event of Default with specificity. In the event that Agent receives such a notice, Agent shall promptly give notice thereof to all Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders or Required Lenders, as the case may be, provided that (a) if appropriate, Agent may require indemnification from the Lenders under Section 13.7 prior to taking such action, (b) under no circumstances shall Agent have an obligation to take any action that Agent believes in good faith would violate any law or any provision of this Agreement or the other Loan Documents, and (c) unless and until Agent shall have received direction from the Lenders or Required Lenders, as the case may be, Agent may (but shall not be obligated to) take such action or refrain from taking action with respect to such Default or Event of Default as Agent shall deem advisable and in the best interests of the Lenders.

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13.6         Lenders’ Due Diligence. Each Lender expressly acknowledges that neither Agent, nor any of its officers, directors, employees or agents, has made any representation or warranty to such Lender regarding the transactions contemplated by this Agreement or the financial condition of Borrower, and such Lender agrees that no action taken by Agent hereafter, including any review of the business or financial affairs of Borrower, shall be deemed to constitute a representation or warranty by Agent to any Lender. Each Lender also acknowledges that such Lender has, independently and without reliance upon Agent or any other Lender and based on such documents and information as such Lender has deemed appropriate, made its own credit analysis, appraisal of an investigation into the business, operations, property, financial condition and creditworthiness of Borrower, and made its own decision to enter into this Agreement. Each Lender agrees, independently and without reliance upon Agent or any other Lender and based on such documents and information as such Lender shall deem appropriate at the time, (a) to continue to make its own credit analyses and appraisals in deciding whether to take or not take action under this Agreement and (b) to make such investigations as such Lender deems necessary to inform itself as to the business, operations, property, financial condition and creditworthiness of Borrower.

13.7         Right to Indemnification. The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of (a) this Agreement or any other Loan Document, (b) the transactions contemplated hereby or (c) any action taken or not taken by Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s gross negligence or willful misconduct.

13.8         Other Transactions. Agent and any Lender may make loans to and generally engage in any kind of business with Borrower, as though Agent or such Lender were not Agent or a Lender hereunder. With respect to loans made by Agent under this Agreement as a Lender, Agent shall have the same rights and powers, duties and liabilities under this Agreement and the other Loan Documents as any other Lender, and may exercise the same as though it were Agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity as such.

13.9         Resignation of Agent. Agent may resign as Agent upon thirty (30) days notice to the Lenders, and such resignation shall be effective on the earlier of (a) the appointment of a successor Agent by the Lenders or (b) the date on which such 30-day period expires. If Agent provides the Lenders with notice of its intention to resign as Agent, the Lenders agree to appoint a successor to Agent as promptly as possible thereafter, whereupon such successor shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor effective upon its appointment. Upon the effective date of an Agent’s resignation, such Agent’s rights, powers and duties as Agent hereunder immediately shall terminate, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After an Agent’s resignation hereunder, the provisions of this Section 13.9 shall continue to inure to such Agent’s benefit as to any actions taken or not taken by such Agent while acting as Agent.

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13.10         Copies of Statements and Financial Information. Agent shall forward to each Lender a copy of the monthly loan account statement delivered by Agent to Borrower. In addition, Agent agrees to provide the Lenders with copies of all financial statements, projections and business plans of Borrower that Agent receives from Borrower or their advisors from time to time, without any duty to confirm or verify that such information is true, correct or complete.

13.11         Payments of Principal, Interest and Fees. After Agent’s receipt of, or charging of, any principal payments, or any interest and fees earned under this Agreement, Agent agrees to remit promptly to the Lenders its respective Pro Rata Percentages of:

(a)          fees payable by Borrower hereunder, provided that (i) other than as set forth in subsection (ii) below, the Lenders shall not share the fees set forth in Section 6 of this Agreement, and (ii) the Lenders shall share in the Loan Facility Fee in accordance with its respective agreements with Agent; and

(b)          principal and interest paid on the Term Loan.

13.12         Privacy Laws. Agent acknowledges and agrees that Borrower may be required to adhere to certain restrictions and conditions regarding the use and/or disclosure of patient health information to which Lender may have access under this Agreement in order to comply with federal and state laws and/or regulations governing the security, integrity, and confidentiality of patient health information, including, but not limited to, regulations, standards and rules promulgated under the Health Insurance Portability and Accountability Act of 1996 (collectively, the “Privacy Laws”). Agent agrees to maintain the confidentiality of patient information obtained as a result of this Agreement in accordance with the Privacy Laws and shall not obtain, use, disclose or release patient information except as specifically authorized herein or as required by the Privacy Laws (but in all events in material compliance with Privacy Laws).

SECTION 14.

MISCELLANEOUS

14.1         Termination. Except as otherwise provided in Section 12.2 hereof, Required Lenders (acting through Agent) may terminate this Agreement only as of the Maturity Date. The Borrower, or any one of them, may terminate this Agreement at any time prior to the Maturity Date only in accordance with the terms of Section 6.6. A termination by one Borrower shall be deemed to be a termination by each Borrower. All Obligations shall become due and payable in full on the earlier of the (a) Maturity Date or (b) the Early Maturity Date and, pending a final accounting of the Obligations, Agent may withhold any reserves previously deposited with Agent (unless supplied with an indemnity satisfactory to Agent) as a cash reserve to cover any contingent Obligation then outstanding. All Term Loan Commitments shall terminate upon termination of this Agreement. All of Agent’s and Lenders’ rights, liens and security interests granted pursuant to the Loan Documents shall continue after any termination of this Agreement until all Obligations have been fully and finally paid and satisfied.

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14.2         Waivers. The Borrower hereby waives diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. No waiver of an Event of Default by Agent shall be effective unless such waiver is in writing and signed by Agent and the Required Lenders. No delay or failure of Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by Agent or the Lenders of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

14.3         Entire Agreement; Control. This Agreement and the other Loan Documents: (a) constitute the entire agreement among the Borrower, Agent and/or the Lenders; and (b) supersede any prior agreements (including the agreements set forth in the Proposal Letter and any confidentiality agreement). Should the provisions of any other Loan Document conflict with the provisions of this Agreement, the provisions of this Agreement shall apply and govern.

14.4         Usury Limit. In no event shall the Borrower, upon demand by Agent for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, Agent and the Lenders shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable Law. If Agent or the Lenders ever receive, collect or apply any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to the Borrower. This Section 14.4 shall control every other provision of this Agreement, the other Loan Documents and any other agreement made in connection herewith.

14.5         Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

14.6         WAIVER OF JURY TRIAL; SERVICE OF PROCESS; CONSEQUENTIAL DAMAGES.

(a)          EACH OF BORROWER, AGENT AND THE LENDERS HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. BORROWER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

(b)          IN NO EVENT WILL AGENT OR THE LENDERS BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

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(c)          IN THE EVENT ANY SUCH ACTION OR PROCEEDING IS BROUGHT OR FILED IN ANY UNITED STATES FEDERAL COURT SITTING IN THE STATE OF CALIFORNIA OR IN ANY STATE COURT OF THE STATE OF CALIFORNIA, AND THE WAIVER OF JURY TRIAL SET FORTH IN THIS AGREEMENT IS DETERMINED OR HELD TO BE INEFFECTIVE OR UNENFORCEABLE, THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS SHALL BE RESOLVED BY REFERENCE TO A PRIVATE JUDGE SITTING WITHOUT A JURY, PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1, BEFORE A MUTUALLY ACCEPTABLE REFEREE OR, IF THE PARTIES CANNOT AGREE, A REFEREE SELECTED BY THE PRESIDING JUDGE OF ORANGE COUNTY, CALIFORNIA. SUCH PROCEEDING SHALL BE CONDUCTED IN ORANGE COUNTY, CALIFORNIA, WITH CALIFORNIA RULES OF EVIDENCE AND DISCOVERY APPLICABLE TO SUCH PROCEEDING. IN THE EVENT ANY ACTIONS OR PROCEEDINGS ARE TO BE RESOLVED BY JUDICIAL REFERENCE, ANY PARTY MAY SEEK FROM ANY COURT HAVING JURISDICTION THEREOVER ANY PREJUDGMENT ORDER, WRIT OR OTHER RELIEF AND HAVE SUCH PREJUDGMENT ORDER, WRIT OR OTHER RELIEF ENFORCED TO THE FULLEST EXTENT PERMITTED BY LAW NOTWITHSTANDING THAT ALL ACTIONS OR PROCEEDINGS ARE OTHERWISE SUBJECT TO RESOLUTION BY JUDICIAL REFERENCE. EACH OF THE PARTIES HERETO AGREES THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AND THE AGREEMENTS CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE INVALIDITY OF SUCH JURY TRIAL WAIVER.

14.7         Notices. All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth below (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative:

if to Agent, at:

Oxford Finance LLC
133 North Fairfax Street
Alexandria, VA 22314
Attn: Portfolio Manager (CHP Friendswood SNF, LLC)

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with a copy to:

Oxford Finance LLC
133 North Fairfax Street
Alexandria, VA 22314
Attn: John Toufanian, Senior Counsel
Telecopier No.: (703) 519-4910

if to the Borrower at:

CHP Friendswood SNF, LLC

c/o Summit Healthcare REIT, Inc.

2 S. Pointe Drive, Suite 100

Lake Forest, CA 92630

Attn: Kent Eikanas
Telecopier No.: (949) 535-2054

with a copy to:

Hanson Bridgett LLP

425 Market St., 26th Floor

San Francisco, CA 94105

Attn: Anita Zerounian, Esq.
Telecopier No.: (415) 995-3461

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section 14.7 and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 14.7.

14.8         CHOICE OF LAW; VENUE. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAWS PROVISIONS EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION. BORROWER AND AGENT HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK, NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.

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14.9         Publications. Borrower or Affiliate thereof will not in the future issue any press releases or other public disclosure using the name “Oxford Finance LLC” or its Affiliates or any other Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Oxford and without the prior written consent of Oxford unless (and only to the extent that) Borrower or Affiliate is required to do so under law and then, in any event, Borrower or Affiliate will consult with Oxford before issuing such press release or other public disclosure. Borrower expressly consents to and authorizes the publication by Agent or any Lender of a summary description of the transaction(s) contemplated by this Agreement in any format (including tombstones, deal listings or similar advertising materials), which may be published in one or more of financial or other industry periodicals, newspapers, reporting services, trade organizations, written promotional materials, Agent or Lender web site, etc., provided, however, that Borrower shall have the right to review and approve, in its reasonable discretion, any such publication prior to the publication thereof. In addition, Borrower or Affiliate expressly consents to and authorizes Agent or Lender to provide to financial or other industry periodicals, newspapers, reporting services or trade organizations information necessary and customary for inclusion of the transaction(s) in league table measurements, including the aggregate dollar value of the transaction, provided, however, that Borrower shall have the right to review and approve, in its reasonable discretion, any such publication prior to the publication thereof.

14.10         Counterparts; Effectiveness of Facsimile Documents and Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on Borrower, all Guarantors, Agent and the Lenders. Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

14.11         Assignments; Participations.

(a)          Assignments.

(i)          Borrower shall not have the right to assign this Agreement or any interest therein except with the prior written consent of Agent and all Lenders.

(ii)         Any Lender may make, carry or transfer the Term Loan at, to or for the account of, any Affiliate of such Lender.

(iii)        Each Lender may, with the consent of Agent but without the consent of any other Lender or Credit Party, assign to one or more Eligible Assignee all or a portion of its rights and obligations under this Agreement and the other Loan Documents; provided that (i) for each such assignment, the parties thereto shall execute and deliver to the applicable Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Transfer Agreement, and a processing and recordation fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) to be paid by the assignee, and (ii) no such assignment shall be for less than Five Hundred Thousand and No/100 Dollars ($500,000.00) (or, if less, all of assignor’s remaining portion of the Term Loan). Upon such execution and delivery of the Assignment and Transfer Agreement to the Agent, from and after the date specified as the effective date in the Assignment and Transfer Agreement, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Transfer Agreement, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Transfer Agreement, relinquish its rights (other than any rights it may have pursuant to this Agreement which by their terms will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Transfer Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

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(iv)        By executing and delivering an Assignment and Transfer Agreement, the assignee thereunder confirms and agrees as follows: (a) other than as provided in such Assignment and Transfer Agreement, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents, (b) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of its obligations under this Agreement, (c) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 9.8 of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Transfer Agreement, (d) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (e) such assignee appoints and authorizes the applicable Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (f) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(v)         Agent shall maintain (acting solely for this purpose as an agent of the Borrower) at its address referred to in Section 14.7 of this Agreement a copy of each Assignment and Transfer Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders, the Term Loan Commitments of each Lender and principal and any stated interest amount of the Term Loan owing to, each Lender from time to time (collectively, the “Register”). No assignment of any rights or obligations under or in respect of the Term Loan or the Promissory Notes evidencing such Term Loan shall be effective unless and until the applicable Agent shall have recorded the assignment in the Register, and the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Transfer Agreement shall be available for inspection by Borrower, Agent or any Lender at any reasonable time and from time to time upon reasonable prior written notice. Borrower hereby designates Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 14.11, and Borrower hereby agrees that the entity serving as Registrar and its Affiliates, and their respective officers, directors, employees and Agent shall constitute an Indemnified Party under Section 12.5 and a Releasee under Section 16.1. At the request of the registered Lender, the Registrar shall note a collateral assignment of a Term Loan on the Register and, provided that the Registrar has been given the name and address of such collateral assignee, the Registrar (i) shall not permit any further transfers of the Term Loan on the Register absent receipt of written consent to such transfers from such collateral assignee and (ii) shall record the transfer of the Term Loan on the Register to such collateral assignee (or such collateral assignee’s designee, nominee or assignee) upon written request by such collateral assignee.

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(vi)        Upon its receipt of an Assignment and Transfer Agreement executed by an assigning Lender, the applicable Agent shall, if such Assignment and Transfer Agreement has been completed and is in substantially the form of Exhibit A hereto, (a) accept such Assignment and Transfer Agreement, (b) record the information contained therein in the Register and (c) give prompt notice thereof to Borrower Representative if such Assignment and Transfer Agreement is to a Person that is not a Lender or an Affiliate of a Lender. Within five (5) Business Days after its receipt of such notice, Borrower shall execute and deliver to the applicable Agent in exchange for the surrendered promissory note or notes, a new promissory note or notes to the order of the assignee in amounts equal to such assignee’s Term Loan Commitments and the outstanding Term Loan hereunder and, if the assigning Lender has retained a portion of the Term Loan, a new promissory note or notes to the order of the assigning Lender in an amount equal to the remaining Term Loan Commitments and the outstanding Term Loan hereunder of such assigning Lender under the terms of this Agreement. Such new promissory note or notes shall re-evidence the indebtedness outstanding under the old promissory note or notes and shall be in the aggregate principal amount of such surrendered promissory note or notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the promissory note or notes subject to such assignment.

(b)        Participations and Financings.

(i)          Each Lender may sell participations (without the consent of Agent, any Credit Party or any other Lender) to one or more parties, in or to all (or a portion) of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Term Loan Commitments or the Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement.

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(ii)         Each Lender may (without the consent of Agent, any Credit Party or any other Lender) transfer, assign, pledge or collaterally assign and grant a security interest in or to all (or a portion) of its rights and obligations under this Agreement in connection with its own financing or securitization transactions, including all rights, benefits, warranties, representations, covenants, indemnities and remedies, and all proceeds of the foregoing, contained in this Agreement and any of the other Loan Documents and, notwithstanding any provision in this Agreement or any other Loan Document to the contrary, there shall be no requirement, limitation or restriction on the ability of each such transferee, pledgee or assignee to foreclose upon and further assign or otherwise transfer all (or a portion) of such rights upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that in each case, no such transfer, pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such transferee, pledgee or assignee for such Lender as a party hereto unless such transferee, pledgee or assignee executes and delivers to the Agent, for its acceptance and recording in the Register, an Assignment and Transfer Agreement, and a processing and recordation fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) to be paid by the assignee.

(iii)        In connection with the efforts of any Lender to assign its rights or obligations or to participate in interests, subject to compliance with applicable Laws, such Lender may disclose any information in its possession regarding Credit Parties.

(iv)        Borrower agrees to provide commercially reasonable efforts to assist any Lender in assigning, pledging or selling participations in all or any part of the Term Loan made by such Lender, to another Person identified by such Lender.

14.12         Sharing of Liabilities. In the event that Agent, the Lenders or any of them is sued or threatened with a suit, action or claim by the Borrower, or by a creditor, committee of creditors, trustee, receiver, liquidator, custodian, administrator or other similar official acting for or on behalf of the Borrower, on account of (a) any preference, fraudulent conveyance or other voidable transfer alleged to have occurred or been received as a result of the operation of this Agreement or the transactions contemplated hereby, or (b) any lender liability theory based on any action taken or not taken by such person in connection with this Agreement or the transactions contemplated hereby, any money paid in satisfaction or compromise of such suit, action, claim or demand, and any expenses, costs and attorneys’ fees paid or incurred in connection therewith (whether by Agent, the Lenders or any of them), shall be shared proportionately by the Lenders according to their respective Pro Rata Percentages, except to the extent that such Person’s own gross negligence or willful misconduct directly gave rise to such suit, action or claim. In addition, any costs, expenses, fees or disbursements incurred by agents or attorneys retained by Agent to collect the Obligations or enforce any rights in the Collateral, including enforcing, preserving or maintaining rights under this Agreement, shall be shared among the Lenders according to their respective Pro Rata Percentages to the extent not reimbursed by the Borrower or from the Proceeds of Collateral. The provisions of this Section 14.12 shall not apply to any suits, actions, proceedings or claims that (a) are filed or asserted prior to the Closing Date or (b) are based on transactions, actions or omissions occurring prior to the date of this Agreement.

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14.13         Exercise of Setoff Rights. The Borrower authorizes each Lender, and each Lender shall have the right, after the occurrence and during the continuation of an Event of Default, without notice, to setoff and apply against any and all property or assets of Borrower held by, or in the possession of such Lender, any of the Obligations owed to such Lender. Promptly after the exercise of any right to setoff, the Lender exercising such right irrevocably agrees to purchase for cash (and the other Lenders irrevocably agree to sell) participation interests in each other Lender’s outstanding Term Loan Commitment as would be necessary to cause such Lender to share the amount of the property setoff with the other Lenders based on each Lender’s Pro Rata Percentage. The Borrower agrees, to the fullest extent permitted by law, that any Lender also may exercise its right to setoff with respect to amounts in excess of such Lender’s Pro Rata Percentage of the Obligations then outstanding, and may purchase participation interests in the amounts so setoff from the other Lenders, and upon doing so shall deliver such excess to Agent, for distribution to the other Lenders in settlement of the participation purchases described above in this Section 14.13. Notwithstanding the foregoing, each Lender hereby agrees with each other Lender that no Lender shall independently take any action to enforce or protect its rights arising out of this Agreement or any other Loan Document (including the exercise of any right of setoff) without first obtaining the prior written consent of Agent or the Required Lenders, it being the intent of the Lenders that any such action shall be taken in concert and at the direction of Agent or the Required Lenders.

14.14         Confidentiality. Each of Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, Rating Agencies, portfolio management servicers, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 14.14 to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) to a person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization, (h) with the consent of the Borrower Representative or (i) to the extent such Information (i) becomes publicly available, other than as a result of a breach of this Section 14.14 or (ii) becomes available to Agent or any Lender on a nonconfidential basis from a source other than a Credit Party. Notwithstanding the foregoing, each of Agent and the Lenders may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described herein and all materials of any kind (including opinions and tax analysis) that have been provided to such Persons relating to the tax treatment and tax structure of the transactions described herein (it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions described herein). For the purposes of this Section 14.14, (i) “Information” means all information received from any Credit Party or the Operator relating to any Credit Party or the Operator or its business, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by such Credit Party or Operator; provided that, in the case of Information received from a Credit Party or Operator after the date hereof, such Information is clearly identified as confidential at the time of delivery. Any person required to maintain the confidentiality of Information as provided in this Section 14.14 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information and (ii) “Rating Agencies” means Moody’s Investor Services, Inc., Standard and Poor’s Ratings Group, a Division of McGraw-Hill Corporation, Fitch Ratings Ltd., or any other nationally recognized rating agency or service. The obligations of any person required to maintain the confidentiality of Information as provided in this Section 14.14 shall continue with respect to any item of Information for only so long as the item of Information has or retains a confidential nature, but in no event beyond a period of two (2) years from the date of delivery of such item of Information to such Person. In no event shall Agent or any Lender be obligated or required to return any Information or other materials furnished by a Credit Party or Operator.

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14.15         Amendments; Agent’s Discretionary Rights. No provision of this Agreement or any other Loan Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed by Borrower and the Required Lenders (and, if (x) any amendment, waiver or other modification would increase such Lender’s funding obligations in respect of the Term Loan, by such Lender and (y) the rights or duties of Agent are affected thereby, by Agent); provided that no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (a) amend or waive the Borrower’s compliance with any term or provision of this Agreement, if the effect of such amendment or waiver would be to (i) reduce the principal of, or rate of interest on, the Term Loan, (ii) reduce or waive the payment of any fee in which all Lenders share hereunder or (iii) extend the Maturity Date or the date fixed for payment of any installment thereof; (b) alter or amend the definitions of “Collateral” or “Required Lenders”; or (c) except as otherwise expressly permitted or required hereunder, release any Collateral having a value (as determined by Agent in its reasonable business judgment) of more than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) in any fiscal year of the Borrower. In all other respects Agent is authorized to take or to refrain from taking any action which Agent, in the exercise of its reasonable business judgment, deems to be advisable and in the best interest of the Lenders, unless this Agreement specifically requires the Borrower or Agent to obtain the consent of, or act at the direction of, the Required Lenders. Without limiting the generality of the foregoing sentence, and notwithstanding any other provision of this Agreement to the contrary, Agent shall have the right in its sole discretion to (i) release any Collateral having a value (as determined by Agent in its reasonable business judgment) of up to Twenty-Five Thousand and 00/100 Dollars ($25,000.00) in each fiscal year of the Borrower, and (ii) amend any provision of this Agreement or the other Loan Documents in order to cure any error, ambiguity, defect or inconsistency set forth therein. In the event Agent terminates this Agreement pursuant to the terms hereof, Agent agrees to cease making additional loans or advances upon the effective date of termination, except for loans or advances which Agent in its sole discretion determines are reasonably required to preserve, protect or realize upon the Collateral. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender.

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14.16         Deemed Consent. If a Lender’s consent to a waiver amendment or other course of action is required under the terms of this Agreement and such Lender does not respond to any request by Agent for such consent within ten (10) Business Days after the date of such request, such failure to respond shall be deemed a consent to the requested course of action.

SECTION 15.

Inter-Borrower Provisions; Joint and Several Liability.

15.1         Joint and Several Liability. In the event that there is more than one Borrower under this Loan Agreement, the parties agree that the Term Loan made to the Borrowers shall be deemed jointly funded to, and received by, the Borrowers and that the terms of Section 15 hereof shall apply and be in full force and effect. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable for the payment and performance of, all Obligations directly incurred by any other Borrower, regardless of whether such Borrower actually receives the proceeds of the indebtedness governed hereby or the benefit of any other extensions of credit hereunder. Each Borrower acknowledges and agrees that the joint and several liability of the Borrowers is provided as an inducement to Agent and the Lenders to provide loans and other financial accommodations to the Borrowers, and that the Term Loan or other financial accommodation shall be deemed to have been done or extended by Agent and the Lenders in consideration of, and in reliance upon, the joint and several liability of the Borrowers. The joint and several liability of each Borrower hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a security interest or lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason. Each Borrower hereby waives: (i) all notices to which such Borrower may be entitled as a co-obligor with respect to the Obligations, including notice of (x) acceptance of this Agreement, (y) the making of the Term Loan or other financial accommodations under this Agreement, or the creation or existence of the Obligations, and (z) presentment, demand, protest, notice of protest and notice of non-payment; and (ii) all defenses based on (w) any modification (or series of modifications) of this Agreement, the other Loan Documents, that may create a substituted contract, or that may fundamentally alter the risks imposed on such Borrower hereunder, (x) the release of any other Borrower from its duties this Agreement, the other Loan Documents, or the extension of the time of performance of any other Borrower’s duties hereunder or thereunder, (y) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any other Borrower’s liabilities with respect to all or any portion of the Obligations, or (z) any other act (or any failure to act) that fundamentally alters the risks imposed on such Borrower by virtue of its joint and several liability hereunder. It is the intent of each Borrower by this paragraph to waive any and all suretyship defenses available to such Borrower with respect to the Obligations, whether or not specifically enumerated above. Borrowers acknowledge that the credit provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits directly and indirectly from the Term Loan made hereunder. Each Borrower shall be jointly and severally liable for all Obligations regardless of, inter alia, which Borrower received proceeds of the Term Loan.

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15.2         Subrogation and Contribution Rights. Each Borrower hereby agrees that until the full and final payment and satisfaction of the Obligations and the expiration and termination of the Term Loan Commitments of the Lenders under this Agreement, such Borrower will not exercise any subrogation, contribution or other right or remedy against any other Borrower or against any security for any of the Obligations arising by reason of such Borrower’s performance or satisfaction of its joint and several liability hereunder. In addition, each Borrower agrees that (i) such Borrower’s right to receive any payment of amounts due with respect to such subrogation, contribution or other rights is subordinated to the full and final payment and satisfaction of the Obligations, and (ii) such Borrower agrees not to demand, sue for or otherwise attempt to collect any such payment until the full and final payment and satisfaction of the Obligations and the termination of the Term Loan Commitments of the Lenders under this Agreement.

15.3         Certain Borrower Acknowledgments and Agreements.

(a)          Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other persons including their ability to receive the credit extensions under this Agreement and the other Loan Documents on favorable terms granted by this Agreement and other Loan Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder, with the credit support of the other Borrowers as contemplated by this Agreement and the other Loan Documents.

(b)          Agent and Lenders have advised the Borrowers that each of them is unwilling to enter into this Agreement, the other Loan Documents and make available the credit facilities extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and other Loan Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Agent and Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the credit facilities hereunder and the interest rates and the modes of borrowing available hereunder and thereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

(c)          Each Borrower has determined that it is and, after giving effect to the transactions contemplated by this Agreement, the other Loan Documents (including the inter-Borrower arrangement set forth in this Section 15) will have assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that such Borrower has and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including the inter-Borrower arrangement set forth in this Section 14) is reasonably equivalent to the Obligations undertaken pursuant hereto.

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(d)          Borrower Representative (on behalf of each Borrower) shall maintain records specifying (i) all Obligations incurred by each Borrower, (ii) the date of such incurrence, (iii) the date and amount of any payments made in respect of such Obligations, and (iv) all inter-Borrower obligations pursuant to this Section 15. Borrower Representative shall make copies of such records available to the Agent, upon request.

15.4         Maximum Amount of Joint and Several Liability. Notwithstanding any provisions of this Agreement to the contrary, it is the intent of the parties hereto that the primary and secondary nature of the liabilities of the Borrowers, and the security interests granted by the Borrowers to secure the Obligations directly incurred by any Borrower not constitute a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended, or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance, fraudulent transfer or similar law of any state, nation or other governmental unit, as in effect from time to time or otherwise be rendered invalid or unenforceable due to the nature of the joint and several liability. Accordingly, Agent, the Lenders and the Borrowers agree that if the obligations and liabilities of any Borrower hereunder or under any Loan Document, or any security interests granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a fraudulent conveyance or fraudulent transfer under applicable Law, or would otherwise render Borrower’s Obligations or the security interests granted herein invalid or unenforceable, the Obligations of such Borrower hereunder, as well as the security interests securing such Obligations and liabilities, shall be valid and enforceable only to the maximum extent that would not cause such Obligations, liabilities or security interests to constitute a fraudulent conveyance or fraudulent transfer under applicable Law or otherwise result in such invalidity or unenforceability; provided, however, that each Borrower’s Obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 15.4 were not a part of this Agreement.

15.5         Authorization of Borrower Representative by Borrowers. Each Borrower hereby irrevocably authorizes Borrower Representative to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatsoever on behalf of such Borrower under and with respect to any Loan Document and each Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and Agent and Lenders may rely on any notice, request, information supplied by Borrower Representative, every document executed by Borrower Representative, every agreement made by Borrower Representative or other action taken by Borrower Representative in respect of Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

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SECTION 16.

Releases; Indemnities

16.1         To the fullest extent permitted by applicable law, in consideration of Agent and Lenders entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which each Borrower hereby acknowledges, each Borrower, on its own behalf and on behalf of its successors (including, without limitation, any receiver or trustee acting on behalf of such Borrower and any debtor-in-possession with respect to such Borrower), assigns, subsidiaries and Affiliates (collectively, the “Releasors”), hereby forever release, discharge and acquit Agent and Lenders and their parents, subsidiaries, shareholders, Affiliates, partners, trustees, officers, employees, directors, Agent and attorneys and their respective successors, heirs and assigns (collectively, the “Releasees”) from any and all claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) indebtedness and obligations (collectively, “Claims”) of every type, kind, nature, description or character, including, without limitation, any so-called “lender liability” claims or defenses, and irrespective of how, why or by reason of what facts, whether such Claims have heretofore arisen, are now existing or hereafter arise, or which could, might or be claimed to exist, of whatever kind or nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, matured or unmatured, fixed or contingent, each as though fully set forth herein at length, which may in any way arise out of, are connected with or in any way relate to actions or omissions which occurred on or prior to the date hereof with respect to any Borrower, this Agreement, the Obligations, any Collateral, any other Loan Document and any third parties liable in whole or in part for the Obligations. This provision shall survive and continue in full force and effect whether or not Credit Parties shall satisfy all other provisions of this Agreement or the Loan Documents, including payment in full of the Obligations.

16.2         Each of the Releasors further agrees to indemnify the Releasees and hold the Releasees harmless from and against any and all such Claims (as such term is defined in the immediately preceding paragraph) which may be brought against any of the Releasees on behalf of any entity or Person, including, without limitation, officers, directors, Agent, trustees, creditors, partners or shareholders of any of the Releasors, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statute, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Agreement or any other Loan Document, the Obligations or any Collateral. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of this Agreement and the other Loan Documents.

16.3         Each of the Releasors further specifically waives any rights that it may have under Section 1542 of the California Civil Code (to the extent applicable), which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,” and further waives any similar rights under applicable laws.

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[remainder of page intentionally left blank; signature page follows]

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[Signature Page to Term Loan and Security Agreement]

[S-1 of 2]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

BORROWER:	CHP FRIENDSWOOD SNF, LLC,
a Delaware limited liability company

	By:	SUMMIT HEALTHCARE REIT, INC.,
a Maryland corporation
	Its:	Manager

		By:	/s/ Elizabeth A. Pagliarini
Name: Elizabeth A. Pagliarini
Title: Chief Financial Officer

AGENT:	OXFORD FINANCE LLC,
a Delaware limited liability company, as Agent

	By:	/s/ Mark Davis
Name: Mark Davis
Title: Vice President of Finance, Secretary and Treasurer

[Signature Page to Term Loan and Security Agreement]

[S-2 of 2]

LENDER:	OXFORD FINANCE LLC,
a Delaware limited liability company, as a Lender

	By:	/s/ Mark Davis
Name: Mark Davis
Title: Vice President of Finance, Secretary and Treasurer

EXHIBIT A

FORM OF ASSIGNMENT AND TRANSFER AGREEMENT

Reference is made to the Term Loan and Security Agreement dated as of October 6, 2015 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”) by CHP FRIENDSWOOD SNF, LLC, a Delaware limited liability company and such other Persons joined hereto as Borrowers from time to time (together with each of their successors and assigns, individually and collectively, “Borrower”) and the financial institutions from time to time party thereto, as lenders (collectively, the “Lenders”, and individually, each a “Lender”), and Oxford Finance LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used in this Assignment and Transfer Agreement (this “Agreement”) and not otherwise defined shall have the meanings given to such terms in the Loan Agreement. This Agreement, between the Assignor (as defined and set forth on Schedule 1, which is made a part of this Agreement) and the Assignee (as defined and set forth on Schedule 1) is effective as of Effective Date (as set forth on Schedule 1).

1.          The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor, without recourse to the Assignor, as of the Effective Date, an undivided interest (the “Assigned Interest”) in and to all of the Assignor’s rights and obligations under the Loan Agreement respecting those, and only those, portions of the financing facilities contained in the Loan Agreement as are set forth on Schedule 1 (collectively, the “Assigned Facilities”), in an amount for each of the Assigned Facilities as set forth on Schedule 1.

2.          The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other instrument, document or agreement executed or delivered in connection therewith (collectively the “Loan Documents”), or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any Collateral thereunder or any of the other Loan Documents, other than a representation and warranty that the Assignor is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim; and (ii) makes no representation or warranty and assumes no responsibility with respect to (x) the financial condition of Borrower or any Guarantor, or (y) the performance or observance by Borrower or any Guarantor of any of their respective obligations under the Loan Agreement or any of the Loan Documents.

A-1

3.          The Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement, (ii) confirms that it has received a copy of the Loan Agreement as amended through the Effective Date, together with the copies of the Borrower’s most recent financial statements and such other documents and information as the Assignee has deemed appropriate to make its own credit analysis, (iii) agrees that the Assignee will, independently and without reliance upon Agent, the Assignor or any other Lender and based on such documents and information as the Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, (iv) appoints and authorizes Agent to take such action as agent on the Assignee’s behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that the Assignee will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as Lender, and (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the IRS certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4.          Following the execution of this Assignment and Transfer Agreement, such agreement will be delivered to Agent for acceptance by Agent, effective as of the Effective Date.

5.          Upon such acceptance, from and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all other appropriate adjustments in payments for periods prior to the Effective Date made by Agent or with respect to the making of this assignment directly between themselves.

6.          From and after the Effective Date, (i) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Loan Agreement.

7.          THIS ASSIGNMENT AND TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its respective duly authorized officers on Schedule 1 hereto.

A-2

Schedule 1 to Assignment and Transfer Agreement

Name of Assignor:      __________________________

Name of Assignee:      __________________________

Effective Date of Assignment:                  _________, 20___

Assigned Facilities	Percentage of Facilities Assigned		Dollar Amount Assigned

	_____	%	$	_________

ASSIGNOR:

By:
Its:

ASSIGNEE:

By:
Its:

Accepted by Agent:

OXFORD FINANCE LLC, as Agent as aforesaid

By:
Its:

A-3

EXHIBIT B-1

FORM OF TERM LOAN PROMISSORY NOTE

$7,000,000	October 6, 2015

FOR VALUE RECEIVED, the undersigned, CHP FRIENDSWOOD SNF, LLC, a Delaware limited liability company (“Borrower”), absolutely and unconditionally, promises to pay to the order of OXFORD FINANCE LLC, a Delaware limited liability company, (in such capacity, “Lender”), at Lender’s office located at 133 North Fairfax Street, Alexandria, Virginia 22314, in lawful money of the United States of America and in immediately available funds, the principal amount of Seven Million and 00/100 Dollars ($7,000,000.00). Capitalized terms used in this Note and defined in the Loan Agreement (as defined below) shall have the meanings given to such terms in the Loan Agreement unless otherwise specifically defined herein.

The Borrower, absolutely and unconditionally, further agrees to pay principal and interest at the times and in the amounts set forth in the Term Loan and Security Agreement of even date herewith among Lender, each other financial institution from time to time a party thereto (collectively with Lender, “Lenders”), Oxford Finance LLC, as agent for Lenders (in such capacity, “Agent”) and Borrower (the “Loan Agreement”).

This Note is a Promissory Note referred to in the Loan Agreement, evidences the Term Loan made to Borrower thereunder, and is subject to, and entitled to, all provisions and benefits thereof, including optional and mandatory prepayment, in whole or in part, as provided therein.

Notwithstanding any other provision of this Note to the contrary, upon the occurrence of any Event of Default specified in the Loan Agreement, or upon termination of the Loan Agreement for any reason, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of Lender, immediately due and payable as provided in the Loan Agreement.

This Note shall be held in registered form, and transfers of this Note must be made pursuant to the Register maintained pursuant to Section 14.11 of the Loan Agreement. Borrower may deem and treat the person in whose name this Note is recorded on the Register as the absolute owner of this Note for the purpose of receiving payment of, or on account of, the principal and interest due on this Note and for all other purposes, notwithstanding notice to the contrary.

[remainder of page intentionally left blank; signature page follows]

B-1

[Signature Page to Term Loan Promissory Note]

CHP FRIENDSWOOD SNF, LLC,
a Delaware limited liability company

By:	SUMMIT HEALTHCARE REIT, INC.,
a Maryland corporation
Its:	Manager

By:
Name: Elizabeth A. Pagliarini
Title: Chief Financial Officer
Duly Authorized

B-1

EXHIBIT B-2

FORM OF TERM LOAN PROMISSORY NOTE

$1,100,000	October 6, 2015

FOR VALUE RECEIVED, the undersigned, CHP FRIENDSWOOD SNF, LLC, a Delaware limited liability company (“Borrower”), absolutely and unconditionally, promises to pay to the order of OXFORD FINANCE LLC, a Delaware limited liability company, (in such capacity, “Lender”), at Lender’s office located at 133 North Fairfax Street, Alexandria, Virginia 22314, in lawful money of the United States of America and in immediately available funds, the principal amount of ONE Million ONE HUNDRED THOUSAND and 00/100 Dollars ($1,100,000.00), or so much thereof as may be advanced by Lender to Borrower under the Loan Agreement (as defined below). Capitalized terms used in this Note and defined in the Loan Agreement (as defined below) shall have the meanings given to such terms in the Loan Agreement unless otherwise specifically defined herein.

The Borrower, absolutely and unconditionally, further agrees to pay principal and interest at the times and in the amounts set forth in the Term Loan and Security Agreement of even date herewith among Lender, each other financial institution from time to time a party thereto (collectively with Lender, “Lenders”), Oxford Finance LLC, as agent for Lenders (in such capacity, “Agent”) and Borrower (the “Loan Agreement”).

This Note is a Promissory Note referred to in the Loan Agreement, evidences the Term Loan made to Borrower thereunder, and is subject to, and entitled to, all provisions and benefits thereof, including optional and mandatory prepayment, in whole or in part, as provided therein.

Notwithstanding any other provision of this Note to the contrary, upon the occurrence of any Event of Default specified in the Loan Agreement, or upon termination of the Loan Agreement for any reason, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of Lender, immediately due and payable as provided in the Loan Agreement.

This Note shall be held in registered form, and transfers of this Note must be made pursuant to the Register maintained pursuant to Section 14.11 of the Loan Agreement. Borrower may deem and treat the person in whose name this Note is recorded on the Register as the absolute owner of this Note for the purpose of receiving payment of, or on account of, the principal and interest due on this Note and for all other purposes, notwithstanding notice to the contrary.

[remainder of page intentionally left blank; signature page follows]

B-2

[Signature Page to Term Loan Promissory Note]

CHP FRIENDSWOOD SNF, LLC,
a Delaware limited liability company

By:	SUMMIT HEALTHCARE REIT, INC.,
a Maryland corporation
Its:	Manager

By:
Name: Elizabeth A. Pagliarini
Title: Chief Financial Officer
Duly Authorized

B-2

EXHIBIT C

FORM OF CLOSING CHECKLIST

[see attached]

C

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Oxford Finance LLC, as Agent
133 North Fairfax Street
Alexandria, Virginia 22314

The undersigned, CHP FRIENDSWOOD SNF, LLC, a Delaware limited liability company, as Borrower Representative, on behalf of itself and such other Persons joined hereto as Borrowers from time to time (together with each of their successors and assigns, individually and collectively, “Borrower”), hereby delivers this Compliance Certificate to induce OXFORD FINANCE LLC, as Agent for itself and certain other lenders (“Agent”), in accordance with the requirements of that certain Term Loan and Security Agreement dated October 6, 2015 among Borrower, Agent and the lenders identified therein (the “Agreement”). All capitalized terms used herein which are not otherwise defined hereunder shall have the meanings given to them in the Agreement.

1.          Based upon my review of the balance sheets and statements of income of Borrower for the [fiscal year] [quarterly period] ending [INSERT DATE], copies of which along with the calculations for each covenant, are attached hereto, I hereby certify that:

(i)          the Fixed Charge Coverage Ratio is _____ to 1.00;

(ii)         the Debt Service Coverage Ratio is _____ to 1.00;

2.          No Event of Default or Unmatured Event of Default has occurred and is continuing.

3.          The most recent survey was performed on __________ and a copy is attached hereto, unless previously provided.

4.          The most recent real estate taxes and provider taxes were paid on ________ and a copy evidencing such payment is attached hereto, unless previously provided.

3.          There has been no material adverse change since _________ in the operations or condition of Borrower (whether financial or otherwise).

4.          All warranties and representations set forth in the Agreement and all related agreements, instruments and documents (except such warranties and representations made as of a specific date) are true and correct as of the date hereof.

[remainder of page intentionally left blank; signature page follows]

D-1

[Signature Page to Compliance Certificate]

BORROWER REPRESENTATIVE:	CHP FRIENDSWOOD SNF, LLC,
a Delaware limited liability company

	By:	SUMMIT HEALTHCARE REIT, INC.,
a Maryland corporation
	Its:	Manager

By:
Name: Elizabeth A. Pagliarini
Title: Chief Financial Officer

[attach appropriate exhibits]

D-1

EXHIBIT E

single PURPOSE ENTITY REQUIREMENTS

1.          The Borrower’s business and purposes are and will continue to be limited to the following:

(a)          to enter into and perform its obligations under this Agreement and the other Loan Documents;

(b)          to acquire, own, hold, lease, maintain, develop and improve the Real Property;

(c)          to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance or otherwise deal with the Real Property to the extent permitted under the Loan Documents;

(d)          to refinance the Real Property in connection with a permitted repayment of the Term Loan; and

(e)          to engage in any lawful act or activity and to exercise any powers permitted to entities of the type (e.g., limited partnerships, limited liability companies, corporations, as applicable to Borrower) formed under the laws of the state of organization of such Person as of the date of this Agreement that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

2.          Borrower shall do (or cause to be done) all things necessary in order to preserve their existence to the fullest extent permitted by law. Borrower shall do (or cause to be done) all of the following:

(a)          not own any asset or property other than (i) a fee interest in the Real Property, and (ii) incidental personal property necessary for the ownership or operation thereof;

(b)          not enter into any contract or agreement with any Affiliate of the Borrower, any constituent party of the Borrower, any guarantor or indemnitor under any of the Loan Documents or any Affiliate of any such constituent party or guarantor or indemnitor, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any such party;

(c)          maintain their intention to remain solvent and pay their debts and liabilities (including, as applicable, shared personnel and overhead expenses) from their assets, to the extent of their assets, as the same shall become due;

(d)          do or cause to be done all things necessary to observe organizational formalities of the Borrower and preserve its existence, and not terminate or fail to comply with any of the provisions hereof;

E-1

(e)          maintain all of their books, records, financial statements and bank accounts separate from those of their Affiliates and any other person or entity; provided, however, that the Borrower’s financial position, assets, results of operations and cash flows may be included in a consolidated financial statement of an Affiliate of the Borrower in accordance with GAAP so long as any such consolidated financial statement contains a note indicating that the Borrower and its Affiliates comprising the consolidated group are separate legal entities;

(f)          hold themselves out to the public as a legal entities separate and distinct from each other and from any other entity (including any Affiliate of the Borrower, any guarantor or any constituent party of the Borrower), correct any known misunderstanding regarding their status as a separate entities, conduct business in their own name, and not identify themselves or any of their Affiliates as a division or part of the other; provided, however, that Borrower shall be permitted to, and shall at all times, hold itself out to the public as an entity that operates as a common enterprise;

(g)          to the extent of cash flow available from ownership of the Real Property and other business of the Borrower, intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of their size and character and in light of their contemplated business operations;

(h)          not commingle the funds and other assets of the Borrower with those of any Affiliate or constituent party, any guarantor or any other person, except for funds deposited into any lockbox accounts or other cash management arrangements required under this Agreement;

(i)          maintain their assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party, any guarantor or any other person or entity;

(j)          not permit any Affiliate or constituent party independent access to the Borrower’s bank accounts;

(k)          pay the salaries of their own employees, if any;

(l)          compensate each of their consultants and agents, if any;

(m)          maintain an arm’s-length relationship with their Affiliates;

(n)          allocate fairly and reasonably shared expenses, if any, including shared office space;

(o)          not pledge any of their assets for the benefit of any person or entity other than Agent;

(p)          have no obligation to indemnify their equity owners or their respective officers, directors or members, as the case may be, except to the extent that payment of such obligation is fully subordinated to the payment of the Obligations; provided, however, the foregoing shall not apply where the indemnity is paid from third party funds, such as insurance proceeds;

E-2

(q)          maintain records, books of account and bank accounts separate and apart from any other person or entity (other than any lockbox account or other cash management arrangement required hereunder); and file their own tax returns, if any, as may be required under applicable law, provided, however, that the Borrower may file its federal tax return on a consolidated basis); and maintain its books, records, resolutions and agreements as official records; and

(r)          not make any loans or advances to any third party, and not acquire obligations or securities of their Affiliates, except, in each case, as permitted under the Loan Documents.

3.          So long as any commitment to lend shall exist, the Borrower shall not do (or cause to be done) any of the following, except to the extent otherwise permitted under the Loan Documents (if at all):

(a)          assume, guarantee, become obligated for, or hold themselves out to be responsible for the debts or obligations of any other person or entity or the decisions or actions respecting the daily business or affairs of any other person;

(b)          engage, directly or indirectly, in any business other than the actions required or permitted to be performed under the Borrower’s Organizational Documents (as the same may be amended or supplemented from time to time with Agent’s consent);

(c)          incur, create or assume any indebtedness other than the Term Loan;

(d)          make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any person or entity;

(e)          form, acquire or hold any Subsidiary (whether corporate, partnership, limited liability company or other); or

(f)          to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger or sale of all or substantially all of their assets.

E-3

Schedule 4.2(e) – Term Loan Payments

Payment
Date	Principal

11/1/15	$0.00
12/1/15	$0.00
1/1/16	$0.00
2/1/16	$0.00
3/1/16	$0.00
4/1/16	$0.00
5/1/16	$0.00
6/1/16	$0.00
7/1/16	$0.00
8/1/16	$0.00
9/1/16	$0.00
10/1/16	$0.00
11/1/16	$6,895.09
12/1/16	$8,346.47
1/1/17	$6,990.25
2/1/17	$7,033.89
3/1/17	$11,289.28
4/1/17	$7,148.28
5/1/17	$8,593.02
6/1/17	$7,246.55
7/1/17	$8,688.72
8/1/17	$7,346.04
9/1/17	$7,391.90
10/1/17	$8,830.25
11/1/17	$7,493.17
12/1/17	$8,928.88
1/1/18	$7,595.70
2/1/18	$7,643.12
3/1/18	$11,842.99
4/1/18	$7,764.77
5/1/18	$9,193.35
6/1/18	$7,870.64
7/1/18	$9,296.45
8/1/18	$7,977.82
9/1/18	$8,027.62
10/1/18	$9,449.31
11/1/18	$8,136.73
12/1/18	$9,555.56
1/1/19	$8,247.19
2/1/19	$8,298.67
3/1/19	$12,438.81
4/1/19	$8,428.14
5/1/19	$9,839.33
6/1/19	$8,542.18
7/1/19	$9,950.38
8/1/19	$8,657.63
9/1/19	$8,711.68
10/6/19	$6,700,310.12
Total:	$7,000,000.00

Schedule 4.2(e) – Page 1

Schedule 8.2 – Information Certificate

[see attached]

Schedule 8.2 – Page 1

Schedule 8.6 – Environmental Matters

None.

Schedule 8.6 – Page 1

Schedule 8.7 – Proceedings

None.

Schedule 8.7 – Page 1

Schedule 8.8 – Regulatory Matters

None.

Schedule 8.8 – Page 1

Schedule 9.2 – Post Closing Matters

1. Within thirty (30) days of the date hereof, Borrower shall deliver to Agent, evidence satisfactory to Agent that all UCC-1 Financing Statements filed against Borrower and Cornerstone Healthcare Holdings 1, LLC (other than those filings in favor of Agent) have been released, including (a) that certain UCC Financing Statement, initial filing number 20123543669, filed on September 13, 2012 with the Delaware Secretary of State identifying CHP Friendswood SNF, LLC, as debtor, and General Electric Capital Corporation, as secured party, (b) that certain Suit No. 15-TX-0553 filed on August 3, 2015 in the District Court of Galveston County - 212 District Court, Texas by Galveston County against CHP Friendswood SNF, LLC, and (c) that certain UCC Financing Statement, initial filing number 20122317974, filed June 15, 2012 with the Delaware Secretary identifying Cornerstone Healthcare Holdings 1, LLC, as debtor, and General Electric Capital Corporation, as secured party.

Schedule 9.2 – Page 1